UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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NORTHSTAR REALTY FINANCE CORP.
(Name of Registrant as Specified In Its Charter)

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To the Stockholders of NorthStar Realty Finance Corp.:
It is my pleasure to invite you to the 2014 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation. The annual meeting will be held at The New York Palace Hotel at 455 Madison Avenue, 4th Floor, Apartment South, New York, New York 10022 on September 5, 2014, beginning at 10:00 a.m., Eastern Time.
The enclosed materials include a notice of meeting, proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2013.
It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend the annual meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or Internet. The proxy card materials provide you with details on how to authorize a proxy to vote by these three methods. If you determine to mail us your proxy, please complete, date and sign the proxy card and return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.
We look forward to receiving your proxy and seeing you at the meeting.

Sincerely,

DAVID T. HAMAMOTO
Chairman and Chief Executive Officer

August 7, 2014
New York, New York

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 5, 2014
To the Stockholders of NorthStar Realty Finance Corp.:
The 2014 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation, or the Company, will be held at The New York Palace Hotel at 455 Madison Avenue, 4th Floor, Apartment South, New York, New York 10022 on September 5, 2014, beginning at 10:00 a.m., Eastern Time. The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying proxy statement, are:

1)
a proposal to elect as directors the five individuals nominated by our Board of Directors as set forth in the accompanying proxy statement, each to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified;

2)	a proposal to adopt a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in the accompanying proxy statement;

3)	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4)	the transaction of any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
This notice is accompanied by the Company’s proxy statement, a proxy card, a self-addressed envelope and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2013.
Stockholders of record at the close of business on August 6, 2014 will be entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting in person, please authorize a proxy to vote your shares as soon as possible. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors

RONALD J. LIEBERMAN
Executive Vice President, General Counsel and Secretary
August 7, 2014
New York, New York
OUR BOARD OF DIRECTORS URGES YOU TO AUTHORIZE A PROXY TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU AUTHORIZE A PROXY TO VOTE YOUR SHARES BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD. YOUR VOTE IS IMPORTANT!
Stockholders are invited to visit the Corporate Governance section of our website at www.nrfc.com.

____________________________

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
____________________________

PROXY STATEMENT
____________________________

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 5, 2014
____________________________

- i -

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement, the accompanying proxy card and the notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors, or our Board, of NorthStar Realty Finance Corp., a Maryland corporation, or the Company, for use at the 2014 annual meeting of stockholders to be held at The New York Palace Hotel at 455 Madison Avenue, 4th Floor, Apartment South, New York, New York 10022 on September 5, 2014, at 10:00 a.m. Eastern Time, and any postponements or adjournments thereof.
We are a diversified commercial real estate investment company. We invest in multiple asset classes across commercial real estate, or CRE, that we expect will generate attractive risk-adjusted returns and may take the form of acquiring real estate, originating or acquiring senior or subordinate loans, as well as pursuing opportunistic CRE investments, both in the United States and internationally. We seek to generate stable cash flow for distribution to our stockholders through our diversified portfolio of commercial real estate assets and in turn build long-term franchise value. Effective June 30, 2014, we are externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), or NSAM. We are a Maryland corporation and completed our initial public offering in October 2004. We conduct our operations so as to continue to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.
On June 30, 2014, we completed the previously announced spin-off of our asset management business into a separate publicly-traded company, NSAM, in the form of a tax-free distribution, or the Distribution. In connection with the Distribution, each of our common stockholders received shares of NSAM’s common stock on a one-for-one basis, after giving effect to a one-for-two reverse stock split of our common stock. As of the completion of the spin-off, our former asset management business is owned and operated by NSAM and we are externally managed by an affiliate of NSAM through a management contract with an initial term of 20 years. Subsequent to the spin-off, we continue to operate our commercial real estate debt origination business. Most of our employees at the time of the spin-off became employees of NSAM. Our executive officers, employees engaged in our existing loan origination business and certain other employees became co-employees of both us and NSAM. Affiliates of NSAM also manage our previously sponsored non-traded REITs: NorthStar Real Estate Income Trust, Inc., or NorthStar Income, NorthStar Healthcare Income, Inc., or NorthStar Healthcare, and NorthStar Real Estate Income II, Inc. or NorthStar Income II. In addition, NSAM owns NorthStar Realty Securities, LLC, or NorthStar Securities, our previously owned captive broker-dealer platform, and performs other asset management-related services.
Prior to the Distribution, we completed an internal corporate reorganization whereby we collapsed our three-tier holding company structure into a single tier with former NorthStar Realty Finance Corp., a Maryland corporation, merging into the Company (formerly known as NRFC Sub-REIT Corp.) and the Company being re-named NorthStar Realty Finance Corp. Unless the context requires otherwise, references in this proxy statement to “the Company,” “we,” “us” or similar terms include our predecessor that merged into us as part of our internal corporate reorganization and all share and per share amounts have been retrospectively adjusted to reflect the one-for-two reverse stock split of our common stock.
The mailing address of our executive office is 399 Park Avenue, 18th Floor, New York, New York 10022. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, on or about August 13, 2014. Our common stock is the only security entitled to vote at the annual meeting and we refer to our common stock in this proxy statement as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2013.
A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the accompanying notice of annual meeting of stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
Grant Thornton LLP, an independent registered public accounting firm, has provided services to us during the past fiscal year, which included the examination of our Annual Report on Form 10-K, review of our quarterly reports on Form 10-Q and review of registration statements and other filings with the United States Securities and Exchange Commission, or the SEC. A representative of Grant Thornton LLP is expected to be present at the annual meeting, will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Matters to be Considered and Voted Upon at the Annual Meeting
At the annual meeting, our stockholders will consider and vote upon:

1)
a proposal to elect as directors the five individuals nominated by our Board as set forth in the accompanying proxy statement, each to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified;

2)	a proposal to adopt a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in this proxy statement;

3)	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4)	the transaction of any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
Solicitation of Proxies
Your proxy is being solicited by and on behalf of our Board. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, electronic communications or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock held of record as of the close of business on August 6, 2014 and will provide reimbursement for the cost of forwarding the materials.
In addition, we engaged McKenzie Partners to assist in soliciting proxies from brokers, banks and other nominee holders of our shares of common stock at a cost of $5,000, plus reasonable out-of-pocket expenses.
Stockholders Entitled To Vote
As of the close of business on August 6, 2014, there were 197,862,409 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Common stockholders of record at the close of business on August 6, 2014 are entitled to vote at the annual meeting or any postponement or adjournment thereof.
Abstentions and Broker Non-Votes
If you hold your shares in street name and do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange, or the NYSE, and therefore will be considered to be “broker non-votes.” Abstentions and broker non-votes, if any, will be counted as present at the meeting for the purpose of determining a quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the election of directors or the adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation if your bank, broker or other nominee does not receive voting instructions from you.
Required Quorum/Vote
A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you hold your shares in your own name as holder of record and return a valid proxy, authorize your proxy by phone or internet or attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting to a time and date not more than 120 days after the original record date without notice other than announcement at the meeting.
Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of our Board’s nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees or any one or more of them. Votes “withheld” and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.
Approval, on a non-binding and advisory basis, of the compensation of our named executive officers, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal.
Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2014, as specified in Proposal No. 3, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. Abstentions, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions. If this selection is not ratified by holders of our voting securities, the Audit Committee of the Board, or the Audit Committee, may, but need not, reconsider its appointment and endorsement, respectively. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company.
If the enclosed proxy is properly executed and returned to us in time to cast the votes represented by such shares at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

1)	FOR the election of all five nominees for director nominated by our Board;

2)	FOR the adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation, as disclosed in this proxy statement;

3)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4)	in the discretion of the proxy holder on the transaction of any other business that properly comes before the annual meeting or any postponement or adjournment thereof.
As of the date of this proxy statement, we are not aware of any other matter to be raised at the annual meeting.
Voting
If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares as follows:

•
Telephone—you can authorize your proxy by telephone by calling 1-(800)-proxies (1-800-776-9437) and following the instructions on the proxy card if you are located in the United States. The authorization of your proxy by telephone is available 24 hours a day. To be valid, an authorization by telephone must be received by 11:59 p.m. (Eastern Time) on September 4, 2014;

•
Internet—you can authorize your proxy over the Internet at www.voteproxy.com by following the instructions on the proxy card. To be valid, authorization via the Internet must be received by 11:59 p.m. (Eastern Time) on September 4, 2014; or

•	Mail—you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card. To be valid, authorization by mail must be received by 5:00 p.m. (Eastern Time) on September 4, 2014.
In addition, if you are a stockholder of record, you may vote your shares of our voting securities in person at the annual meeting.

If your shares of our voting securities are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote.
Right to Revoke Proxy
If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	authorize a new proxy via telephone or Internet that is received by 11:59 p.m. (Eastern Time) on September 4, 2014;

•	send written notice of revocation to our General Counsel at 399 Park Avenue, 18th Floor, New York, New York 10022, which notice must be received by 5:00 p.m. (Eastern Time) on September 4, 2014;

•	sign and mail a new, later-dated proxy card to our General Counsel at the address specified above, which proxy card must be received by 5:00 p.m. (Eastern Time) on September 4, 2014; or

•	attend the annual meeting and vote your shares in person.
Only the most recent proxy will be counted and all others will be disregarded regardless of the method by which the proxy was authorized. If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.
Copies of Annual Report to Stockholders
A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2013 is being mailed with these proxy materials to stockholders entitled to vote at the annual meeting and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Annual Report and Quarterly Reports
We make available free of charge through our website at www.nrfc.com under the heading “Investor Relations-SEC Filings” our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, we will provide, without charge to each stockholder upon written request, a copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports. Requests for copies should be addressed to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel. Copies may also be accessed electronically by means of the SEC home page on the Internet, at www.sec.gov. Neither our Annual Report on Form 10-K, nor our Annual Report to Stockholders, for the fiscal year ended December 31, 2013, is part of these proxy solicitation materials.
Householding Information
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have received 60-days’ prior notice from us or their broker and have the same last name and address will receive only one copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2013, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Also, householding will not in any way affect dividend check mailings.
If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2013, please request a copy in writing from NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel or by phone by calling (212) 547-2600, and a copy will be provided to you promptly.
If you do not wish to continue participating in householding and prefer to receive separate copies of future annual reports to stockholders and other stockholder communications or you have the same last name and address as another stockholder and do not participate in householding, but wish to do so, notify our General Counsel in writing at the following address: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022.
Voting Results
American Stock Transfer & Trust Company, LLC will have a representative present at the annual meeting to count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which we plan to file with the SEC within four business days of the annual meeting.
Confidentiality of Voting
We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, LLC, to examine these documents, except as necessary to meet applicable legal requirements.
Recommendations of our Board
Our Board recommends a vote:

1)	FOR the election of all five nominees for director nominated by our Board;

2)	FOR the adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in this proxy statement;

3)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4)	in the discretion of the proxy holder on the transaction of any other business that properly comes before the annual meeting or any postponement or adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on September 5, 2014.
The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.nrfcproxy.com.
BOARD OF DIRECTORS
General
Effective June 30, 2014, after the completion of our internal corporate reorganization and in connection with the spin-off of our asset management business to NSAM, Stephen E. Cummings, Oscar Junquera and Sridhar Sambamurthy resigned from our Board. Messrs. Cummings and Junquera joined the board of directors of NSAM. In addition, on June 30, 2014, Charles W. Schoenherr was appointed as a member of the Board, chairman of the compensation committee of the Board and as a member of each of the audit committee and the nominating and corporate governance committee of the Board. Consequently, our Board presently consists of six members, five of whom are being nominated for re-election.
Having reached the retirement age set forth in the Company’s Corporate Governance Guidelines, C. Preston Butcher will not be nominated for re-election at the 2014 annual meeting, and accordingly, will no longer serve on the Board following the 2014 annual meeting. Mr. Butcher has been one of our directors since our initial public offering in 2004 and has been invaluable to the leadership of our Company during his tenure. Through multiple market cycles and changing market conditions, Mr. Butcher has provided our Board a unique perspective and informed advice on matters central to the Company’s business and on matters pertaining to the real estate industry in general. Mr. Butcher’s knowledge of the commercial real estate markets and extensive leadership and expertise have been instrumental to the growth and success of our Company over time. In connection with Mr. Butcher not being nominated for re-election at the 2014 annual meeting, the Board will reduce its size to five members effective as of the 2014 annual meeting.

At the annual meeting, stockholders will vote on the election of Messrs. David T. Hamamoto, Wesley D. Minami, Louis J. Paglia and Charles W. Schoenherr and Ms. Judith A. Hannaway, for a term ending at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified.
The director nominees listed below are leaders in business as well as in the real estate and financial communities because of their intellectual acumen and analytic skills, strategic vision and their records of outstanding accomplishments over a period of decades. Each has been chosen to stand for re-election in part because of his or her ability and willingness to understand our unique position and evaluate and implement our strategies.
Set forth below is each director nominee’s name and age as of the date of this proxy statement and his or her principal occupation, business history and public company directorships held during the past five years. Also set forth below are the specific experience, qualifications, attributes and skills of the director nominees that led our Board to conclude that each such person should serve as a director of the Company. Each of our director nominees currently serves on our Board and, except for Mr. Schoenherr, was elected by the stockholders at the 2013 annual meeting of stockholders.
Current Directors Who are Nominees for Election or Re-election

Name	Age
David T. Hamamoto	54
Judith A. Hannaway	62
Wesley D. Minami	57
Louis J. Paglia	56
Charles W. Schoenherr	54

David T. Hamamoto.    Mr. Hamamoto has been our Chairman since October 2007 and has served as one of our directors since October 2003. Mr. Hamamoto has been our Chief Executive Officer since October 2004 and was our President from October 2004 to April 2011. Mr. Hamamoto also serves as Chairman and Chief Executive Officer of NSAM, a position he has held since January 2014. Mr. Hamamoto has also served as Chairman of NorthStar Income, the first public non-traded REIT originally sponsored by us, since February 2009 and served as its Chief Executive Officer from February 2009 until January 2013. Mr. Hamamoto has also served as Chairman of NorthStar Healthcare, the second public non-traded REIT originally sponsored by us, from January 2013 until January 2014. Mr. Hamamoto has further served as Chairman of NorthStar Income II, the third public non-traded REIT originally sponsored by us, since December 2012. In July 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to the Company, for which he served as Co-Chief Executive Officer until October 2004. From 1983 to 1997, Mr. Hamamoto worked for Goldman, Sachs & Co. where he was co-head of the Real Estate Principal Investment Area and general partner of the firm between 1994 and 1997. During Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. Additionally, Mr. Hamamoto has served as a member of the advisory committee of RXR Realty, LLC, or RXR Realty, a leading real estate operating and investment management company focused on high-quality real estate investments in the New York Tri-State area, since December 2013. Mr. Hamamoto served as Executive Chairman from March 2011 until November 2012, and as Chairman, from February 2006 until March 2011, of the board of directors of Morgans Hotel Group Co. (NASDAQ: MHGC). Mr. Hamamoto holds a Bachelor of Science from Stanford University in Palo Alto, California and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania in Philadelphia, Pennsylvania.
Consideration for Recommendation:    As a founder of the Company, Mr. Hamamoto offers our Board an intuitive perspective of the business and operations of the Company as a whole. Mr. Hamamoto also has significant experience in all aspects of the commercial real estate markets, which he gained initially as co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. Mr. Hamamoto is able to draw on his extensive knowledge to develop and articulate sustainable initiatives, operational risk management and strategic planning, which qualify him to serve as a director of the Company.
Judith A. Hannaway.    Ms. Hannaway has been one of our directors since September 2004. Ms. Hannaway also serves as a director of NSAM, a position she has held since June 2014. Currently, and during the past five years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was previously employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, off shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real-Estate Product Manager. Ms. Hannaway holds a Bachelor of Arts from Newton College of the Sacred Heart and a Master of Business Administration from Simmons College Graduate Program in Management.
Consideration for Recommendation:    Ms. Hannaway has had significant experience at major financial institutions and has broad ranging financial services expertise and experience in the areas of financial reporting, risk management and alternative investment products. Ms. Hannaway’s financial-related experience qualifies her to serve as a director of the Company.
Wesley D. Minami.    Mr. Minami has been one of our directors since September 2004. Mr. Minami also serves as a director of NSAM, a position he has held since June 2014. Mr. Minami served as President of Billy Casper Golf LLC from 2003 until March 2012, at which time he ceased acting as President and began serving as Principal. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the NYSE. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith Trust, an apartment company that was listed on the NYSE. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami holds a Bachelor of Arts in Economics, with honors, from Grinnell College and a Master of Business Administration in Finance from the University of Chicago.
Consideration for Recommendation:    Mr. Minami, who has served as President of a publicly-traded REIT, chief financial officer and chief operating officer of a real estate company and in various financial service capacities, brings corporate finance, operations, public company and executive leadership expertise to our Board. Mr. Minami’s diverse experience, real estate background and understanding of financial statements qualify him to serve as a director of the Company.
Louis J. Paglia.    Mr. Paglia has been one of our directors since February 2006. Mr. Paglia also serves as a director of NSAM, a position he has held since June 2014, and Arch Capital Group Ltd. (NASDAQ: ACGL), a position he has held since July 2014. Mr. Paglia founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. From April 2002 to March 2006, Mr. Paglia was the Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia was also President of UIL Holdings’ investment subsidiaries. From July 2002 through April 2005, Mr. Paglia also served as UIL Holdings’ Chief Financial Officer. From 1999 to 2001, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to 1999, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc. and Emisphere Technologies, Inc. Mr. Paglia received a Bachelor of Science from Massachusetts Institute of Technology and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.
Consideration for Recommendation:    Mr. Paglia brings a career of broad ranging financial expertise, having held several chief financial officer positions, including at three public companies. Mr. Paglia’s extensive accounting, finance and risk management expertise qualify him to serve as a director of the Company.
Charles W. Schoenherr. Mr. Schoenherr has been one of our directors since June 2014. Mr. Schoenherr serves as Managing Director of Waypoint Residential, LLC which invests in multifamily properties in the Sunbelt. He has served in this capacity since October 2011 and is responsible for sourcing acquisition opportunities and raising capital. Mr. Schoenherr is also an independent director and a member of the audit committee of each of NorthStar Income and NorthStar Income II, positions he has held since January 2010 and December 2012, respectively. From January 2011 through December 2013, Mr. Schoenherr served as Chief Investment Officer of Broadway Partners Fund Manager, LLC, a private real estate investment and management firm that invests in office buildings across the United States. From June 2009 until January 2011, Mr. Schoenherr served as President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, where he was responsible for managing the company’s properties and originating new acquisition and asset management opportunities. Prior to joining Scout Real Estate Capital, LLC, Mr. Schoenherr was the managing partner of Elevation Capital, LLC, where he advised real estate clients on debt and equity restructuring and performed due diligence and valuation analysis on new acquisitions between

November 2008 and June 2009. Between September 1997 and October 2008, Mr. Schoenherr served as Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group, where he was responsible for originating debt, mezzanine and equity transactions on all major property types throughout the United States. During his career he has also held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant. Mr. Schoenherr currently serves on the Board of Trustees of Iona College and is on its Real Estate and Investment Committees. Mr. Schoenherr holds a Bachelor of Business Administration in Accounting from Iona College and a Master of Business Administration in Finance from the University of Connecticut.
Consideration for Recommendation: Mr. Schoenherr’s knowledge of the real estate investment and finance industries, including extensive experience originating debt, mezzanine and equity transactions, qualify him to serve as a director of the Company.
Corporate Governance Profile
We are committed to good corporate governance practices and, as such, we have adopted the corporate governance guidelines and codes of ethics discussed below to enhance our effectiveness.
Code of Ethics for Senior Financial Officers
We adopted a code of ethics for senior financial officers applicable to our chief executive officer, chief financial officer and all other senior financial officers of the Company. The code is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance.” Amendments to, and waivers from, the code of ethics for senior financial officers will be disclosed on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance.”
Code of Business Conduct and Ethics
We adopted a code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain high standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our code of business conduct and ethics prohibits employees from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the Company’s General Counsel. The code is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Corporate Governance Guidelines
We adopted corporate governance guidelines to assist our Board in the exercise of its responsibilities. The corporate governance guidelines govern, among other things, Board composition, Board member qualifications, responsibilities and education, management succession and self-evaluation. A copy of our corporate governance guidelines may be found on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and are also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Board Committees
Our Board has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and each of these standing committees has adopted a committee charter. Each of these committees is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and “outside directors” in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.
During the year ended December 31, 2013, our Board met on thirteen occasions. Each director then serving attended at least 75% of the aggregate number of meetings of our Board and all committees on which he or she served.

The following table shows the current membership of the various committees:

Audit	Compensation	Nominating and Corporate Governance
Louis J. Paglia^* Wesley D. Minami^ Charles W. Schoenherr	Charles W. Schoenherr* Judith A. Hannaway Louis J. Paglia	Wesley D. Minami* Judith A. Hannaway Charles W. Schoenherr

____________

*	Denotes Chairperson

^	Denotes Audit Committee Financial Expert
Audit Committee
The Audit Committee held eight meetings in 2013. Its report is included later within this proxy statement. Our Board has determined that all three members of the Audit Committee are independent and financially literate under the rules of the NYSE and that at least two members, Mr.  Paglia, who chairs the Audit Committee, and Mr. Minami, are “audit committee financial experts,” as that term is defined by the SEC. The Audit Committee is responsible for, among other things, engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and assisting our Board in its oversight of our internal controls over financial reporting.
A copy of the Audit Committee charter is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Compensation Committee
The Compensation Committee held three formal meetings as well as numerous informal meetings in 2013. Its report is included later within this proxy statement. Our Board has determined that all members of the Compensation Committee are independent under the rules of the NYSE. Mr. Schoenherr chairs the Compensation Committee.
The Compensation Committee is responsible for, among other things, determining compensation for our executive officers, administering and monitoring our equity compensation plans, evaluating the performance of our executive officers and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement. The Compensation Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Compensation Committee.
A copy of the Compensation Committee charter is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held three meetings in 2013. Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the NYSE. Mr. Minami chairs the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, seeking, considering and recommending to our Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to our Board for adoption the Nominating and Corporate Governance Committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of our Board. In addition, the Nominating and Corporate Governance Committee annually facilitates the assessment of our Board’s performance as a whole and of the individual directors and reports thereon to our Board.

A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks or employee participation on the Compensation Committee.
Director Independence
Of our five directors being nominated for re-election, four have been determined by our Board to be independent for purposes of the NYSE listing standards. In determining director independence, our Board reviewed, among other things, any transactions or relationships that exist currently or that have existed since our incorporation, between each director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. In particular, our Board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent. Our Board also examined whether there were any transactions or relationships between each director and members of our senior management or our affiliates.
As a result of its review, our Board affirmatively determined that Messrs.  Minami, Paglia and Schoenherr and Ms. Hannaway are independent under the NYSE listing standards.
Board Leadership Structure; Meetings of Independent Directors
Our Board believes it is important to select its chairman and the Company’s chief executive officer in the manner it considers to be in the best interests of the Company at any given point in time. The members of our Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals. After careful consideration, our Board believes that the most effective leadership structure for the Company at this time is for Mr. Hamamoto to serve as both our chairman and chief executive officer. Mr. Hamamoto’s combined role as chairman and chief executive officer creates a firm link between management and our Board and provides unified leadership for carrying out the Company’s strategic initiatives and business plans. Our Board continually evaluates the Company’s leadership structure and could in the future decide not to combine the chairman and chief executive officer positions if it believes that doing so would serve the best interests of the Company.
To promote the independence of our Board and appropriate oversight of management, the independent directors select a Lead Non-Management Director, currently Mr. Minami, to facilitate free and open discussion and communication among the independent directors of our Board and management. The Lead Non-Management Director presides at all executive sessions at which only non-management directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our Board, but may be called at any time by our Lead Non-Management Director or any of our other independent directors. In 2013, our independent directors met six times in executive session without management present following Board meetings and met outside of regularly scheduled Board meetings on a number of occasions. Our Lead Non-Management Director sets the agenda for these meetings and discusses issues that arise during those meetings with our chairman. Our Lead Non-Management Director also discusses with our chairman and secretary Board meeting agendas and may request the inclusion of additional agenda items for meetings of our Board. It is expected, as provided in our corporate governance guidelines, that the individual who serves as the Lead Non-Management Director shall rotate every two years.
Communications with Directors
Our Board has established a process to receive communications from interested parties, including stockholders. Interested parties may contact the Lead Non-Management Director, any member or all members of our Board by mail. To communicate with our Board, any individual director or any group or committee of directors, correspondence should be addressed to our Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of our General Counsel at NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022.
All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our Board or any group or committee of directors, the office of the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership of such securities on Forms 3, 4 and 5 with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Forms 3, 4 and 5 that they file. Based solely on our review of the copies of such forms we received or written representations from certain reporting persons that no filings on such forms were required for those persons, we believe that all such filings required to be made during and with respect to the fiscal year ended December 31, 2013 by Section 16(a) of the Exchange Act were timely made.
Director Nomination Procedures
The Nominating and Corporate Governance Committee generally believes that, at a minimum, candidates for membership on our Board should have demonstrated an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to our Board based on, among other things, its evaluation of a candidate’s experience and skills, relevant industry background and knowledge, integrity, ability to make independent analytical inquiries and a willingness to devote adequate time and effort to Board responsibilities. In addition to the criteria set forth above, when identifying and selecting nominees for our Board, the Nominating and Corporate Governance Committee does not have a specific diversity policy with respect to the director nomination process, but strives to create diversity in perspective, background and experience in our Board as a whole and seeks to have our Board nominate candidates who have such diverse perspectives, backgrounds and experiences.
In the future, the Nominating and Corporate Governance Committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above. The Nominating and Corporate Governance Committee also, from time-to-time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.
The Nominating and Corporate Governance Committee anticipates that once a person has been identified as a potential candidate, the Nominating and Corporate Governance Committee will collect and review publicly-available information regarding such person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Corporate Governance Committee will contact the person. If the person expresses a willingness to be considered and to serve on our Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Corporate Governance Committee might be considering and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.
The Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates that have followed the procedures for nominating directors set forth in our Amended and Restated Bylaws, or our bylaws. Such recommendations should be submitted to the Nominating and Corporate Governance Committee in care of our General Counsel at NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022. Director recommendations submitted by stockholders must comply with the procedures set forth in our bylaws, as such may be amended from time-to-time, including providing the following:

•	the name, age and business address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition;

•
whether and the extent to which the individual(s) recommended for nomination or the nominating stockholder(s) have engaged in any hedging, derivative or similar transactions involving our securities, including our common stock, since our last annual meeting; and

•
all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The foregoing is a summary only and you should refer to our bylaws for a full description of the procedures required to nominate a director. The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to our Board recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the Committee.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. Our management team is responsible for our risk exposures on a day-to-day basis by identifying the material risks we face, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process and, if necessary, promulgating policies and procedures to ensure that information with respect to material risks is transmitted to our Board. Our Board, as a whole and through its committees, has the responsibility to oversee and monitor these risk management processes by informing itself of material risks and evaluating whether management has reasonable controls in place to address the material risks; our Board is not responsible, however, for defining or managing our various risks. Our Board is regularly informed by management of potential material risks and activities related to those risks at Board meetings. Members of our management team generally attend all Board meetings and management is readily available to our Board to address any questions or concerns raised by our Board on risk management and any other matters.
Director Attendance at Annual Meeting
We do not currently maintain a policy requiring our directors to attend the annual meeting of stockholders. Messrs. Hamamoto and Paglia as well as Ms. Hannaway each attended the 2013 annual meeting of stockholders.
Directors Offer of Resignation Policy
Whenever a member of our Board: (i) accepts a position with a company that is competitive to the business(es) then engaged in by the Company; or (ii) violates our code of business conduct and ethics, corporate governance guidelines or any other Company policy applicable to members of our Board, pursuant to our resignation policy, he or she is to offer his or her resignation to the Nominating and Corporate Governance Committee for its consideration. The Nominating and Corporate Governance Committee will consider the resignation offer, giving due consideration to all relevant factors that the Nominating and Corporate Governance Committee deems appropriate under the circumstances, including, without limitation, any requirement of the NYSE or any rule or regulation promulgated under the Exchange Act, and will recommend to our Board the action to be taken with respect to any resignation offer.
Chief Executive Officer Succession Plan
Our Board has adopted a succession plan, which it intends to review periodically, with respect to selecting a successor to our chief executive officer.
EXECUTIVE OFFICERS
Our executive officers are appointed annually by our Board and serve at the discretion of our Board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Age	Position
David T. Hamamoto	54	Chairman and Chief Executive Officer
Albert Tylis	40	President
Daniel R. Gilbert	44	Chief Investment and Operating Officer
Debra A. Hess	50	Chief Financial Officer
Ronald J. Lieberman	44	Executive Vice President, General Counsel and Secretary

Set forth below is biographical information regarding each of our current executive officers, other than Mr. Hamamoto, whose biographical information is provided above under “Board of Directors.”
Albert Tylis.    Mr. Tylis has served as our President since January 2013. Prior to his current position, Mr. Tylis served as our Co-President from April 2011 until January 2013, our Chief Operating Officer from January 2010 until January 2013, our Secretary from April 2006 until January 2013, an Executive Vice President from April 2006 until April 2011 and our General Counsel from April 2006 to April 2011. Mr. Tylis also serves as President of NSAM, a position he has held since January 2014. Mr. Tylis also served as Chief Operating Officer of NorthStar Income from October 2010 until January 2013 and as General Counsel and Secretary of NorthStar Income from October 2010 until April 2011. He has further served as Chairman of the board of directors of NorthStar Healthcare from April 2011 until January 2013 and as General Counsel and Secretary of NorthStar Healthcare from October 2010 until April 2011. Prior to joining the Company in August 2005, Mr. Tylis was the Director of Corporate Finance and General Counsel of ASA Institute and from September 1999 through February 2005, Mr. Tylis was a senior attorney at the law firm of Bryan Cave LLP, where he was a member of the Corporate Finance and Securities Group, the Transactions Group, the Banking, Business and Public Finance Group and supported the firm’s Real Estate Group. Additionally, Mr. Tylis has served as a member of the advisory committee of RXR Realty since December 2013. Mr. Tylis holds a Bachelor of Science from the University of Massachusetts at Amherst and a Juris Doctor from Suffolk University Law School.
Daniel R. Gilbert.    Mr. Gilbert has served as our Chief Investment and Operating Officer since January 2013. Mr. Gilbert served as Co-President of the Company from April 2011 until January 2013 and in various other senior management positions since our initial public offering in October 2004. Mr. Gilbert also serves as Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, a wholly-owned subsidiary of NSAM, a position he has held since June 2014. Mr. Gilbert also serves as the Chief Executive Officer and President of NorthStar Income and NorthStar Income II, as well as executive chairman of NorthStar Healthcare since January 2014 (having previously served as NorthStar Healthcare’s Chief Executive Officer and President from August 2012 to January 2014). Mr. Gilbert began serving as an executive officer of each of NorthStar Income, NorthStar Healthcare and NorthStar Income II from their inceptions, in January 2009, October 2010 and December 2012, respectively. Mr. Gilbert served as an Executive Vice President and Managing Director of Mezzanine Lending of NorthStar Capital Investment Corp. a predecessor company. Prior to that role, Mr. Gilbert was with Merrill Lynch & Co. in its Global Principal Investments and Commercial Real Estate Department and prior to joining Merrill Lynch, held accounting and legal-related positions at Prudential Securities Incorporated. Mr. Gilbert holds a Bachelor of Arts degree from Union College in Schenectady, New York.
Debra A. Hess.    Ms. Hess currently serves as our Chief Financial Officer, a position she has held since July 2011. Ms. Hess has also served as Chief Financial Officer and Treasurer of NorthStar Income since October 2011 and as Chief Financial Officer and Treasurer of NorthStar Healthcare since March 2012. Ms. Hess also serves as Chief Financial Officer of NSAM, a position she has held since January 2014. Ms. Hess has further served as Chief Financial Officer and Treasurer of NorthStar Income II since December 2012. Ms. Hess has significant financial, accounting and compliance experience at public companies. Ms. Hess most recently served as Chief Financial Officer and Compliance Officer of H/2 Capital Partners, where she was employed from August 2008 to June 2011. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed alternative investment manager. From 1993 to 2003, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’s Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Prior to 1993, Ms. Hess was employed by Chemical Banking Corporation in the corporate credit policy group and by Arthur Andersen & Company as a supervisory senior auditor. Ms. Hess holds a Bachelor of Science in Accounting from the University of Connecticut in Storrs, Connecticut and a Master of Business Administration in Finance from New York University in New York, New York.

Ronald J. Lieberman.    Mr. Lieberman currently serves as our Executive Vice President, General Counsel and Secretary. Mr. Lieberman has served as our General Counsel since April 2011, an Executive Vice President since April 2012 and as Assistant Secretary from April 2011 until January 2013. Mr. Lieberman also serves as Executive Vice President, General Counsel and Secretary of NSAM, a position he has held since January 2014. Mr. Lieberman has also served as General Counsel and Secretary of NorthStar Income and NorthStar Healthcare since October 2011 and April 2011, respectively, and as an Executive Vice President of each of those companies since January 2013. Mr. Lieberman has further served as General Counsel and Secretary of NorthStar Income II since December 2012 and as Executive Vice President of that company since March 2013. Prior to joining the Company, Mr. Lieberman was a partner in the Real Estate Capital Markets practice at the law firm of Hunton & Williams LLP. Mr. Lieberman practiced at Hunton & Williams from September 2000 until March 2011 where he advised numerous REITs, including mortgage REITs and specialized in capital markets transactions, mergers and acquisitions, securities law compliance, corporate governance and other board advisory matters. Prior to joining Hunton & Williams, Mr. Lieberman was the associate general counsel at Entrade, Inc., during which time Entrade was a public company listed on the NYSE. Mr. Lieberman began his legal career at Skadden, Arps, Slate, Meagher and Flom LLP. Mr. Lieberman holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of Michigan in Ann Arbor, Michigan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
General
This section describes the process that the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for our executive officers. The Compensation Committee is responsible for establishing and monitoring compensation programs and for evaluating the performance of our executive officers. The Compensation Committee reviews and approves individual executive officer salaries, bonuses and other equity-based awards.
Liquidity and capital started to become more available in the commercial real estate markets to stronger sponsors beginning in 2012 and Wall Street and commercial banks began to more actively provide credit to real estate borrowers, accelerating the pace of investment in real estate. Partly as a result of governmental stimulus, the commercial real estate markets have improved, with valuations approaching, and in some cases exceeding, 2007 levels. However, a range of economic and political headwinds remain, including a moderate labor market recovery, legislative gridlock, potential conflict over budget deficits and the debt ceiling, the impact of the Affordable Care Act, uncertain U.S. Federal Reserve policy, concern with emerging market economies and Eastern European strife, among other matters. We expect that this dynamic, along with global market instability and the risk of maturing commercial real estate debt that may have difficulties being refinanced, will continue to cause periodic volatility in the CRE market for some time.
The performance and efforts of our management team through varying economic and market conditions, including with respect to our legacy portfolio, continued to be evident in the Company’s performance in 2013. Our management team performed extremely well and generated $1.06 per share of cash available for distribution, or CAD and issued $1.9 billion of corporate capital during 2013. For a reconciliation of net income (loss) attributable to common stockholders to CAD, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” at pages 107 through 109 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. In 2013, the Company committed to $3.6 billion of diversified commercial real estate investments with an expected weighted average return on equity in excess of 16%, which is accretive to the Company’s dividend. Additionally, the Company made investments of $1.3 billion on behalf of the non-traded REITs originally sponsored by the Company. As a result of the Company’s continued strong performance and operating cash flow, it increased its dividend each quarter in 2013, resulting in ten consecutive increases.
In addition, the Company raised $683 million of capital for the non-traded REITs originally sponsored by the Company resulting in $1.3 billion being raised from inception through December 31, 2013.
On June 30, 2014, we completed the previously announced spin-off of our asset management business into a separate publicly-traded company, NSAM, in the form of a tax-free distribution. In the distribution, each of our common stockholders received shares of NSAM common stock on a one-for-one basis, after giving effect to a one-for-two reverse stock split. Upon completion of the spin-off, our former asset management business became owned and operated by NSAM and we became externally managed by an affiliate of NSAM through a management contract with an initial term of 20 years. Affiliates of NSAM also manage the Company’s previously sponsored non-traded REITs, NorthStar Income, NorthStar Healthcare and NorthStar Income II, and NSAM also owns NorthStar Realty Securities, LLC, formerly our captive broker-dealer platform. Notwithstanding the spin-off, we retained and we continue to operate our commercial real estate debt origination business. Employees of the Company at the time of the spin-off became employees of NSAM or one of its subsidiaries except for our executive officers, the employees engaged in our existing commercial real estate debt origination business and certain other employees that became co-employees of both the Company and NSAM or one of its subsidiaries.
Following the spin-off, the form and amount of compensation that we pay to our named executive officers will be significantly different from what it has been historically. We expect the substantial majority of the compensation that our named executive officers receive in the future for providing services to us will be determined and paid by NSAM or its subsidiaries; however, we will be obligated to pay or reimburse the subsidiary of NSAM that serves as our asset manager following the spin-off, or our asset manager, certain amounts related to the compensation or severance that NSAM or its subsidiaries determines to pay our named executive officers. Pursuant to the management agreement that we entered into in connection with the spin-off with our asset manager, we agreed to issue up to 50% of NSAM’s long-term bonus or other compensation that NSAM’s compensation committee determines shall be paid and/or settled in the form of the Company’s equity to executives, employees and service providers of our asset manager, including our named executive officers, in connection with the performance of services under the management agreement. At the discretion of NSAM’s compensation committee, the foregoing compensation may be granted in shares of our restricted stock, restricted stock units, or RSUs, long-term incentive plan units, or LTIP units, or other forms of equity compensation or stock-based awards, provided that if at any time, a sufficient number of shares of our common stock are not available for issuance under our equity compensation plan (as in effect from time-to-time), such equity compensation shall be paid in the form of RSUs, LTIP units or such other securities that may be settled by us in cash. We also agreed to reimburse our asset manager for additional costs and expenses incurred by it or its affiliated entities for an amount not to exceed the following: (i) 20% of the combined total of (a) our general and administrative expenses as reported in our consolidated financial statements excluding (1) equity-based compensation expense, (2) non-recurring items, (3) fees payable to our asset manager and its affiliated entities under the terms of the management agreement and (4) any allocation of expenses from NSAM (“NRF G&A”); and (b) our asset manager’s and its affiliated entities’ general and administrative expenses as reported in its consolidated financial statements, excluding equity-based compensation expense and adding back any costs or expenses allocated to us or any other company, fund or vehicle managed by our asset manager or certain of its affiliated entities; less (ii) the NRF G&A. In addition, we agreed to pay directly or reimburse our asset manager for the portion of any severance paid by our asset manager or NSAM or its other subsidiaries to an individual pursuant to the terms of any employment, consulting or similar service agreement that corresponds to or is attributable to (i) the equity compensation that we are required to pay directly or reimburse our asset manager, as described above, (ii) any cash and/or equity compensation paid directly by us to such individual as an employee or other service provider of our company and (iii) any amounts paid to such individual by our asset manager or NSAM or its other subsidiaries that we are obligated to reimburse our asset manager pursuant to the management agreement.
As of December 31, 2013, the Company had total equity capitalization, including common and preferred stock, of $5.0 billion. Into 2014, the Company experienced further significant growth. As of June 30, 2014, immediately prior to the spin-off of our asset management business, the Company had total equity capitalization of $7.4 billion and immediately following the spin-off, the Company had total equity capitalization of $4.2 billion.
The Company’s total stockholder return for 2013 was 107.7%. Additionally, the below chart presents a comparison of the Company’s five-year cumulative total stockholder return to the Russell 2000 and NAREIT All REIT Index.

________________

(1)
The graph assumes an investment of $100 on January 1, 2009 and the reinvestment of any dividends. The stock price performance shown on this graph is not necessarily indicative of future price performance. The information in the graph and the table above was obtained from Bloomberg Finance, LP., Russell Investments and NAREIT.

The CEO’s compensation, on a relative basis, has generally increased along with the Company’s performance.
The below chart presents a comparison of the CEO’s compensation and the Company’s total stockholder return for the five years ended December 31, 2013:

As of August 1, 2014, the Company’s compounded annual stockholder return since its initial public offering in 2004 was 19% per year, despite the severe economic recession and liquidity/credit crises which saw the failure of many of the Company’s competitors. The Compensation Committee believes that management’s strong performance last year and over the last several years has been a critical component of our success, both on an absolute basis and relative to similarly situated companies.
Compounded Annual Total Return(1)
October 2004 (IPO) through August 1, 2014
_______________

(1)	Commercial mortgage REITs include Arbor Realty Trust, Inc., Newcastle Investment Corp., RAIT Financial Trust and iStar Financial Inc.

Compensation Policies and Objectives
In 2009, the Compensation Committee, with the support of management, revised the Company’s compensation practices in a continuing effort to closely tie compensation to performance with relatively limited amounts of discretion afforded to the Compensation Committee compared to historic compensation determinations. In doing so, in 2009 the Compensation Committee adopted the NorthStar Realty Finance Corp. Executive Incentive Bonus Plan, or the Incentive Plan.
The Compensation Committee designed and administered our executive compensation programs with the intention of incentivizing long-term superior performance. Compensation of our executive officers reflects and supports the goals and strategies that we establish. Our compensation programs are designed to link compensation with performance and to provide competitive levels of compensation relative to our peers and other companies that may compete for the services of our executive officers. We have historically compensated our executive officers through a mix of base salary, bonus (both cash and equity based) and long-term equity compensation. The Compensation Committee has established the following primary objectives in determining the compensation of our executive officers and seeks to continuously evaluate these objectives in light of the Company’s on-going strategic goals and general economic conditions:

•	to align our executive officers’ interests with the long-term interests of our stockholders;

•	to provide rewards consistent with corporate performance;

•	to attract and retain highly qualified executives that we expect to contribute to our success by paying competitive levels of compensation; and

•	to motivate executives to contribute to the achievement of shifting corporate and business goals, as well as individual goals.
The Compensation Committee monitors the effectiveness of our compensation programs on an ongoing basis and will continue to study and seek to develop improvements to our compensation practices as circumstances warrant.
With the adoption of the Incentive Plan and the creation of performance metrics annually under the Incentive Plan, the Compensation Committee believes that it has closely tied the compensation for executive officers to the Company’s performance, closely aligned management’s interests with those of stockholders, created both long-term and short-term goals and objectives and potentially created a meaningful retention tool for executive officers. Additionally, the Compensation Committee believes that the Incentive Plan provides a competitive compensation framework for a management team that has performed at a high level for an extended period of time and markedly outperformed companies in its competitive space.
Compensation Consultant and Benchmarking
The Compensation Committee approves all compensation and equity awards for our named executive officers, which in 2013 included our chief executive officer, president, chief investment and operating officer, chief financial officer and executive vice president, general counsel and secretary. The Compensation Committee largely considers compensation for our executive officers in light of competitive compensation levels, among other things, and has sole authority to retain compensation consultants to assist in the evaluation of executive officer compensation. In this regard, the Compensation Committee engaged Towers Watson as its independent compensation consultant in 2009 and has continued to use Towers Watson’s compensation consulting services since 2009 including 2013. Towers Watson does not provide services to the Company other than relating to its role as a compensation consultant. In evaluating compensation for our executive officers for 2013 and in considering the annual framework under the Incentive Plan, the Compensation Committee relied on materials prepared by Towers Watson.
Historically, the Compensation Committee annually evaluated a peer group proposed by its compensation consultant. In connection with the implementation of the Incentive Plan, Towers Watson reviewed companies within a competitive peer set, including externally-managed REITs, to help provide the Compensation Committee with a framework for understanding the pay practices at such firms and to help with the design and development of the Incentive Plan. While the Incentive Plan generally provides for a fixed formula and metric-based plan for determining compensation, in 2013 Towers Watson nonetheless provided information about compensation practices at other companies to help provide the Compensation Committee an awareness of current compensation practices at such firms. These firms represented a diverse group of companies in terms of size, location, market capitalization, earnings and business strategy because of the complex nature of our business and the demand for highly-talented and skilled employees in the commercial real estate sector that are transferable to a diverse group of companies. With the overall labor market improving following the recent global economic recession, we believe that highly-talented, executive level employees in our industry are in very high demand.
Process for Determining Compensation Awards
In determining historical compensation packages for individual executive officers, the Compensation Committee considered the overall compensation for each executive officer and then allocated that compensation among base salary, bonus and incentive compensation in such a way as to maximize our retention capabilities and to best align the interests of our executive team with that of our stockholders. In determining compensation for 2013 and long-term compensation arrangements, the Compensation Committee worked with Towers Watson and our management to formulate performance metrics under the Incentive Plan.
The preliminary framework for the Incentive Plan was initially created by Towers Watson and then reviewed by the Compensation Committee. The Compensation Committee then engaged in a direct dialogue with Towers Watson to refine various components of the Incentive Plan. The framework of the Incentive Plan was then provided to management. Management assisted the Compensation Committee and Towers Watson by providing information and feedback on the Incentive Plan. The Compensation Committee made allocations under the Incentive Plan in January 2013 and reserved a portion of the pool to be allocated to the executive officers if the performance hurdles would be achieved. The Compensation Committee also worked with Towers Watson on the allocations within the three separate incentive compensation components to each of the executive officers and to prepare the appropriate performance metrics under the Incentive Plan. Additionally, the Compensation Committee discussed the proposed Incentive Plan allocations and metrics with our chief executive officer to seek his recommendations regarding the compensation of the other executive officers. After these initial stages and the collection of information, Towers Watson provided more specific recommendations with respect to the Incentive Plan and its components. Following additional discussion between Towers Watson, the Compensation Committee and our management, the Compensation Committee formulated the Incentive Plan for 2013.
In connection with the implementation of the Incentive Plan for 2013, the Compensation Committee held three formal meetings primarily relating to such metrics and allocations. Additionally, the Compensation Committee held executive sessions at certain of these meetings without management present and with and without Towers Watson present. Furthermore, the Compensation Committee held several informal meetings during 2013 relating to executive compensation with only the members of the Compensation Committee and other informal meetings with only Towers Watson and/or the chief executive officer.
In early 2014, the final annual bonus and the deferred bonus amounts were set by the Compensation Committee consistent with the initial percentage allocations and the allocations of the portion of the pool that was reserved in 2013. Additionally, Mr. Hamamoto reviewed with the Compensation Committee his recommendations with respect to the 20% component under the Incentive Plan that is not formulaic, which is further described below under “Elements of Compensation—Bonuses—Annual and Deferred Cash Bonuses.” Following dialogue with Mr. Hamamoto, Towers Watson and other members of our Board relating to these matters, the Compensation Committee ultimately made the final determinations relating to executive compensation, which it provided to our chief executive officer who then informed the other executive officers.
At our 2013 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2013 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with 61% of the votes cast having been voted in favor of the proposal to approve such resolution. The Compensation Committee considered the percentage of votes cast in favor of this proposal and re-evaluated all elements of the Company’s compensation programs.
Furthermore, during 2013 the Company continued to meet with its institutional stockholders. During 2013, the Company met with over 100 separate institutional investors discussing, among other things, the Company’s performance, the value of its businesses including the asset management business and management’s performance and alignment with stockholders. These meetings, along with the Company’s growth and performance, contributed to a significant increase in the amount of institutional stockholders. Based on the feedback received during these meetings, the Company believes that its institutional stockholders are generally strongly supportive of management’s overall performance and alignment with stockholders.
The Compensation Committee believes that the Incentive Plan provides: (i) strong alignment of interests with stockholders and (ii) significant long-term and short-term metrics that must be achieved in order to earn bonuses.

Based on the Compensation Committee’s re-evaluation of the Incentive Plan, the Company’s positive feedback from institutional investors, the Company’s continued strong performance relative to its peers and the approval of the say-on-pay resolution at our 2013 annual meeting, the Compensation Committee generally has maintained the structure of the Incentive Plan and our executive compensation programs that had been described in our proxy statement for the 2013 annual meeting.
Compensation Risks
The Compensation Committee, with assistance from its independent compensation consultant, reviewed the compensation policies and practices of executive and non-executive compensation to determine whether they encourage unnecessary or excessive risk-taking. Based on this review, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. Our conclusion was based primarily on the following findings:

•	significant weighting towards long-term incentive compensation discourages short-term risk-taking;

•
performance goals are set to avoid creating incentives for excessive risk-taking, reflect a balanced mix of goals aligned with our strategic objectives, are both quantitative and qualitative, and provide a comprehensive framework for assessing performance;

•
there are downside risks associated with pursuing poor business/strategic alternatives, including failure to meet targets under our Incentive Plan and a decline in stock price for RSUs previously granted under our Incentive Plan that are subject to vesting over three or four years;

•
vesting schedules for limited partnership interests in our former operating partnership which had been structured as profits interest, or LTIP Units, caused management to have a significant amount of unvested awards at any given time;

•	the Company maintains a clawback policy as described elsewhere in this proxy statement;

•	our compensation levels and opportunities are keeping with appropriate competitive practice; and

•
share ownership guidelines require management to hold a certain amount of our stock, such that an appropriate portion of each senior officer’s personal wealth is aligned with our long-term performance.

Additionally, the independent compensation consultant found no design features in the Company’s compensation practices that pose a significant concern from the perspective of motivating excessive risk-taking. As such, the independent compensation consultant determined that no changes to the design features or policies are required.
2004 Stock Incentive Plan
The NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan, or the 2004 Stock Incentive Plan, was initially adopted in 2004 in connection with the Company’s initial public offering and was amended and restated in May 2013, following approval by stockholders at our 2013 annual meeting. The 2004 Stock Incentive Plan was amended and restated to increase the number of shares under the plan by 4,000,000 and to make certain other changes. The purpose of the 2004 Stock Incentive Plan is to enable the Company to attract and retain highly-qualified personnel who will contribute to the Company’s success and to provide incentives to participants that are linked directly to increases in stockholder value and will, therefore, inure to the benefit of all stockholders of the Company. The 2004 Stock Incentive Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the 2004 Stock Incentive Plan include our directors, officers, employees, consultants and advisors. The Compensation Committee believes that the issuance of stock-based awards under the 2004 Stock Incentive Plan has provided a long-term incentive to our executive officers and aligned their interests with those of our stockholders.
Elements of Compensation
The key elements of our executive compensation program are as follows:

Base Salary
The Compensation Committee’s base salary determinations are generally dependent upon the scope of each named executive officer’s responsibilities, experience and expected performance and contributions to our business, as well as contractual obligations that we have entered into with our executive officers. We entered into employment and non-competition agreements in 2007 with each of Messrs. Hamamoto, Tylis and Gilbert, in 2011 with Ms. Hess and in 2012 with Mr. Lieberman. Pursuant to these arrangements, the minimum annual base salaries established for these executive officers were as follows: Mr. Hamamoto - $950,000; Mr. Tylis, Mr. Gilbert and Ms. Hess - $500,000; and Mr. Lieberman - $400,000. The minimum base salaries that we negotiated with these executive officers were based on our understanding of base salaries for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each of these executive officers, the roles and responsibilities of these executive officers and the base salaries of these executive officers in prior years. In February 2013, the Compensation Committee determined to increase base salaries for 2013 to the following amounts given the increased responsibilities associated with the growth and performance of the Company as follows: Mr. Hamamoto - $1,050,000; Mr. Tylis and Mr. Gilbert - $600,000; Ms. Hess - $575,000; and Mr. Lieberman - $500,000.
Bonuses
In determining bonuses for 2013, the Compensation Committee looked solely to the amounts payable pursuant to the Incentive Plan, which primarily consisted of amounts payable pursuant to pre-established, performance-based goals but also included discretionary components.
In determining the amount of the discretionary components of bonuses for 2013 payable to each named executive officer, the Compensation Committee has generally focused on:

•	overall company performance;

•	each named executive officer’s contribution to the performance of the Company;

•	competitive compensation practices; and

•	aligning the long-term interests of our stockholders with those of our named executive officers.
Incentive Plan Overview
In adopting and designing the Incentive Plan, the Compensation Committee considered, among other things, compensation payable in the real estate industry, including under management contracts for externally-advised REITs, the long-term interests of stockholders and the alignment of those interests with the interests of the Company’s management team. While the Compensation Committee believes that the framework for the Incentive Plan provides a solid foundation under which to address certain aspects of compensation for the Company, the Compensation Committee evaluates the Incentive Plan and other compensation arrangements annually and considers modifications as appropriate.
Under the Incentive Plan, a potential incentive compensation pool will be established each calendar year. For each year, the size of the incentive pool will be calculated as the sum of: (a) 1.75% of the Company’s “adjusted equity capital” during that year; and (b) 25% of the Company’s AFFO (as defined in the Incentive Plan) during that year, above a 9% return hurdle on adjusted equity capital. Any payout from the incentive pool is then subject to achievement of additional performance goals. The incentive pool is expected to be divided into the following three separate incentive compensation components: (1) an annual cash bonus, tied to the annual performance of the Company and paid prior to or shortly after completion of the year-end audit; (2) a deferred cash bonus, determined based on the same year’s performance, but paid 50% following the end of each of the first and second years after such incentive pool is determined, subject to the participant’s continued employment through each payment date; and (3) a long-term incentive, vesting during or at the end of a three or four-year period based, in whole or in part, on the Company’s achievement of additional cumulative performance goals for the three or four-year period, subject to the participant’s continued employment through the applicable vesting date. Performance goals for each component for 2013 were set by the Compensation Committee initially upon the adoption of the 2013 metrics under the Incentive Plan. The goals will generally be divided into distinct ranges of performance, each of which will correspond to a pay-out level equal to a percentage of a participant’s pool allocation for such component.

The incentive pool for each year under the Incentive Plan, if earned, is expected to be allocated among the Company’s executives and employees. The table below sets forth the final 2013 allocations of the incentive pool to the Company’s named executive officers:

Participant	Annual Bonus Pool Percentage	Deferred Bonus Pool Percentage	Long-Term Incentive Pool Percentage	Total Bonus Pool Percentage
David T. Hamamoto	9.9%	6.6%	13.5%	30.0%
Albert Tylis	6.6%	4.4%	9.0%	20.0%
Daniel R. Gilbert	6.6%	4.4%	9.0%	20.0%
Debra A. Hess	2.0%	2.0%	2.0%	6.0%
Ronald J. Lieberman	1.0%	1.0%	1.0%	3.0%

Annual and Deferred Cash Bonuses
80% of the annual cash bonus component for 2013 was calculated based on operating cash flow and AFFO targets ranging from $0.90 to $1.70 per share and $0.60 to $1.72 per share, respectively, and liquidity targets ranging from $35 million to $65 million and capital raise targets for the Company’s non-traded REITs ranging from $500 million to $725 million with weightings determined for each executive. The remaining 20% of the 2013 annual cash bonus was determined in the Compensation Committee’s discretion. The table below sets forth the weightings for the performance goals for the 2013 annual bonus for each executive:

Participant	Operating Cash Flow Target	AFFO Target	Liquidity Target	Non-Traded REIT Capital Raise Target
David T. Hamamoto	23.33%	23.33%	23.33%	10.00%
Albert Tylis	23.33%	23.33%	23.33%	10.00%
Daniel R. Gilbert	20.00%	20.00%	20.00%	20.00%
Debra A. Hess	21.67%	21.67%	21.67%	15.00%
Ronald J. Lieberman	21.67%	21.67%	21.67%	15.00%

The Company exceeded the maximum operating cash flow, AFFO and liquidity targets and achieved 85% of the capital raise targets set forth under the Incentive Plan for 2013. Additionally, with respect to the 20% discretionary component of the 2013 annual cash bonus, the Compensation Committee awarded 100% of the discretionary component relating to annual and deferred cash bonuses to Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess. The deferred cash bonus component was calculated based on the same performance measures as the annual cash bonus, but paid as described herein.
As described above, the Compensation Committee considers, among other things, each named executive officer’s contribution to the performance of the Company in determining the discretionary component of bonuses for the executive officers under the Incentive Plan. The Compensation Committee placed considerable significance on the team effort put forth by the executive officers, which the Compensation Committee believes has been instrumental in the Company’s long-term success. The Compensation Committee also considered the Company’s ability to raise capital and increase the dividend, along with the resulting increase in the Company’s share price, and the Company’s positive outlook going into 2014. Further, on December 10, 2013, we announced that our Board unanimously approved a plan to spin-off our asset management business into a separate publicly-traded company in the form of a tax-free distribution. Since this announcement, our stock price has appreciated significantly demonstrating the market’s accepting of the proposed spin-off. We completed the spin-off in June 2014.
In terms of individual performance, the Compensation Committee considered the following in evaluating bonuses for each of the executive officers: (i) Mr. Hamamoto’s leadership and strategic foresight, corporate profitability, mentoring and development of the executive team, interaction with the Board and overall Board dynamics, management of relationships with investors and other market participants and maintenance of a superior corporate culture; (ii) Mr. Tylis’s support of the CEO in setting strategic direction, overseeing the implementation of business strategies and objectives, day-to-day management of the business, investor relations and marketing, capital raising efforts, supervision and oversight of investment activities, management of corporate risk and mentoring non-executive officers; (iii) Mr. Gilbert’s performance with respect to growing the Company’s alternative capital raising channels, including oversight of our broker-dealer, day-to-day management of the business, supervision and oversight of investment, asset management and healthcare real estate activities, credit quality of the Company’s commercial real estate loans and mentoring non-

executive officers; (iv) Ms. Hess’s integration of new accounting and processes for significant investments such as the limited partnership interests and manufactured housing, continuing to build out the accounting and reporting team, especially for our non-traded REIT business, maintaining best practices on accounting and financial reporting including streamlining the processes for improved efficiencies and working with Mr. Hamamoto and Mr. Tylis to improve investor relations and marketing; and (v) Mr. Lieberman’s oversight and responsibility for all legal functions of the Company, including related to SEC filings, capital raising, negotiating and executing significant transactions, the spin-off of our asset management business into NSAM, governance and internal policies, regulatory compliance, oversight of outside counsel, support of growth in our alternative capital raising channels, risk management, dispute resolution, integration of associate general counsel and other legal staff as well as oversight of human resources.
Based on the foregoing, the following annual cash bonuses were paid pursuant to the Incentive Plan for our executive officers for the 2013 fiscal year: David T. Hamamoto—$6,732,126; Albert Tylis—$4,488,084; Daniel R. Gilbert—$4,419,737; Debra A. Hess—$1,349,670 and Ronald J. Lieberman—$674,835. Additionally, the following deferred cash bonuses pursuant to the Incentive Plan were awarded to our executive officers for the 2013 fiscal year: David T. Hamamoto—$4,488,084; Albert Tylis—$2,992,056; Daniel R. Gilbert—$2,946,492; Debra A. Hess—$1,349,670; and Ronald J. Lieberman—$674,835. 50% of the deferred cash bonuses are payable in cash on December 31, 2014, subject to continued employment through such date and the following deferred LTIP Units were issued in lieu of the remaining 50% of the deferred cash bonuses: David T. Hamamoto—94,287; Albert Tylis—62,858; Daniel R. Gilbert—61,901; Debra A. Hess—28,354; and Ronald J. Lieberman—14,177. Deferred LTIP Units are equity awards representing the right to receive either LTIP Units in an operating partnership we form in the future or, if such LTIP Units are not available, upon settlement of the award, shares of common stock of the Company. Following the spin-off, deferred LTIP Units also represent the right to receive an equal number of LTIP units in NSAM’s operating partnership, if any, or shares of NSAM common stock if such LTIP units are not available. The deferred LTIP Units are subject to vesting based on continued employment through December 31, 2015.
Long-Term Incentive Awards
As with annual and deferred cash bonuses, long-term incentive awards are intended to compensate our executive officers for their performance and the performance of the Company. Additionally, long-term incentive awards are also designed to strengthen our ability to retain talented executives and create an incentive for executives to consider our long-term best interests. In the past, the Compensation Committee has made annual equity awards that vest over a three or four-year period, which appropriately align our executive officers’ interests with those of our stockholders and further the long-term perspective necessary for success in our business.
Historically, the Compensation Committee has viewed, and continues to view, common stock awards (or awards settled in common stock) to executive officers as a proper way to align the interests of our executive officers with those of our stockholders. To the extent performance conditions are met, the Compensation Committee also believes it is in the Company’s best interests to settle RSUs with shares of common stock. If shares of common stock are not available and if performance conditions are met, we will be required to satisfy these obligations in cash.
For the long-term incentive component for 2013, following the formation of the incentive pool for the year ended December 31, 2013, we determined the value of each executive officer’s pool allocation for this component, or the 2013 Initial Long-Term Allocation. For one-half of this component, we then granted each executive officer a number of RSUs determined by dividing 50% of the executive officer’s 2013 Initial Long-Term Allocation by the 20-day average closing price of the Company’s common stock as of December 31, 2013. These RSUs will vest based upon the achievement of established total stockholder return, or TSR, targets for the four-year performance period ending December 31, 2016 and subject to continued employment with us, NSAM or any of its subsidiaries through the end of this performance period. In order to earn 100% of these RSUs, TSR from January 1, 2013 through December 31, 2016 must exceed 12%, compounded annually. An amount equal to 25% but less than 100% of these RSUs will be earned if the TSR from January 1, 2013 through December 31, 2016 equals or exceeds 6% and is less than 12%, compounded annually, which amount shall be determined through linear interpolation. None of these RSUs will be earned if the TSR for this period is less than 6%, compounded annually. TSR will be measured based on our TSR for the period prior to the spin-off and the combined TSR of the Company and NSAM for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of our common stock, paid in the form of shares of our common stock or LTIP Units in an operating partnership we form in the future, if any, and if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under our equity compensation plans or, if sufficient shares are not available, in cash; and (ii) one share of NSAM common stock, paid in the form of shares of NSAM common stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock. For the other half of the long-term incentive component for 2013, we granted each executive officer a number of deferred LTIP Units determined by dividing the remaining 50% of the executive officer’s 2013 Initial Long-Term Allocation by the 20-day average closing price of the Company’s common stock as of December 31, 2013. The foregoing deferred LTIP Units vest in four annual installments beginning on January 29, 2014, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting date and may not be sold prior to December 31, 2016.
Pursuant to the formula set forth in the Incentive Plan: (i) the following deferred LTIP Units were allocated to our named executive officers in early 2014, which remain subject to annual vesting through January 29, 2017: David T. Hamamoto—195,797; Albert Tylis—130,532; Daniel R. Gilbert—130,532; Debra A. Hess—29,007; and Ronald J. Lieberman—14,503; and (ii) the following RSUs were allocated to our named executive officers in early 2014, which remain subject to the achievement of cumulative performance goals described above for the four-year period ending December 31, 2016 and are subject to the executive officer’s continued employment through such date: David T. Hamamoto—195,797; Albert Tylis—130,532; Daniel R. Gilbert—130,532; Debra A. Hess—29,007; and Ronald J. Lieberman—14,503.
In early 2013, following the formation of the incentive pool for the year ended December 31, 2012, we determined the value of each executive officer’s pool allocation for this component, or the 2012 Initial Long-Term Allocation. For one-half of this component, we then granted each executive officer a number of RSUs determined by dividing 50% of the executive officer’s 2012 Initial Long-Term Allocation by the 20-day average closing price of the Company’s common stock as of December 31, 2012. These RSUs will vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2015 and subject to continued employment with us, NSAM or any of its subsidiaries through the end of this performance period. In order to earn 100% of these RSUs, TSR from January 1, 2012 through December 31, 2015 must exceed 12%, compounded annually. An amount equal to 25% but less than 100% of these RSUs will be earned if the TSR from January 1, 2012 through December 31, 2015 equals or exceeds 6% and is less than 12%, compounded annually, which amount shall be determined through linear interpolation. None of these RSUs will be earned if the TSR for this period is less than 6%, compounded annually. TSR will be measured based on our TSR for the period prior to the spin-off and the combined TSR of our company and NSAM for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of our common stock, paid in the form of shares of our common stock or LTIP Units in an operating partnership we form in the future, if any, and if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under our equity compensation plans or, if sufficient shares are not available, in cash; and (ii) one share of NSAM common stock, paid in the form of shares of NSAM common stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock. For the other half of the long-term incentive component for 2012, we granted each executive officer a number of LTIP Units determined by dividing the remaining 50% of the executive officer’s 2012 Initial Long-Term Allocation by the 20-day average closing price of the Company’s common stock as of December 31, 2012. In connection with the internal reorganization transactions that preceded the spin-off, these LTIP Units were converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp.(subsequently renamed NorthStar Realty Finance Corp.). The foregoing shares of our common stock vest in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting date and may not be sold prior to December 31, 2015. In connection with the spin-off, our named executive officer received an equal number of shares of NSAM common stock, subject to the same vesting and other conditions.
Pursuant to the formula set forth in the Incentive Plan: (i) the following LTIP Units were allocated to our named executive officers in early 2013, which were subsequently converted into shares of our common stock and NSAM common stock and remain subject to annual vesting through January 29, 2016: David T. Hamamoto—275,807; Albert Tylis—183,871; Daniel R. Gilbert—183,871; Debra A. Hess—40,860 and Ronald J. Lieberman—20,430; and (ii) the following RSUs were allocated to our named executive officers in early 2013, which remain subject to the achievement of cumulative performance goals described above for the four-year period ending December 31, 2015 and are subject to the executive officer’s continued employment through such date: David T. Hamamoto—275,807; Albert Tylis—183,871; Daniel R. Gilbert—183,871; Debra A. Hess—40,860 and Ronald J. Lieberman—20,430.
In early 2012, following the formation of the incentive pool for the year ended December 31, 2011, we determined the value of each executive officer’s pool allocation for this component, or the 2011 Initial Long-Term Allocation. For one-half of this component, we then granted each executive officer a number of RSUs determined by dividing 50% of the executive officer’s 2011 Initial Long-Term Allocation by the 20-day average closing price of the Company’s common stock as of December 31, 2011. These RSUs will vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2014 and subject to continued employment with us, NSAM or any of its subsidiaries through the end of this performance period. In order to earn 100% of these RSUs, TSR from January 1, 2011 through December 31, 2014 must exceed 20%, compounded annually. An amount equal to 25% but less than 100% of these RSUs will be earned if the TSR from January 1, 2011 through December 31, 2014 equals or exceeds 12.5% and is less than 20%, compounded annually, which amount shall be determined through linear interpolation. None of these RSUs will be earned if the TSR for this period is less than 12.5%, compounded annually. TSR will be measured based on our TSR for the period prior to the spin-off and the combined TSR of our company and NSAM for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of our common stock, paid in the form of shares of our common stock or LTIP Units in an operating partnership we form in the future, if any, and if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under our equity compensation plans or, if sufficient shares are not available, in cash; and (ii) one share of NSAM common stock, paid in the form of shares of NSAM common stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock. For the other half of the long-term incentive component for 2011, we granted each executive officer a number of LTIP Units determined by dividing the remaining 50% of the executive officer’s 2011 Initial Long-Term Allocation by the 20-day average closing price of the Company’s common stock as of December 31, 2011. In connection with the reorganization transactions that preceded the spin-off, these LTIP Units were converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp. (subsequently renamed NorthStar Realty Finance Corp.). The foregoing shares of our common stock vest in four annual installments beginning on January 29, 2012, subject to the executive officer’s continued employment through the applicable vesting date, and may not be sold prior to December 31, 2014. In connection with the spin-off, our named executive officer received an equal number of shares of NSAM common stock, subject to the same vesting and other conditions.
Pursuant to the formula set forth in the Incentive Plan: (i) the following LTIP Units were allocated to our named executive officers in early 2012, which were subsequently converted into shares of our common stock and NSAM common stock and remain subject to annual vesting through January 29, 2015: David T. Hamamoto—344,872; Albert Tylis—188,112; Daniel R. Gilbert—188,112; and Debra A. Hess—41,802; and (ii) the following RSUs were allocated to our named executive officers in early 2012, which remain subject to the achievement of cumulative performance goals described above for the four-year period ending December 31, 2014 and are subject to the executive officer’s continued employment through such date: David T. Hamamoto—344,872; Albert Tylis—188,112; Daniel R. Gilbert—188,112; and Debra A. Hess—41,802.
Clawback Policy
Where any annual incentive payment or long-term incentive payment to an executive officer was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission and a lower payment would have been made to the executive officer based upon the restated financial results, the Board may require that the individual executive officer repay or forfeit to the Company the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding the publication of the restated financial statements exceeded the lower payment that would have been made based on the restated financial statements.
Where (i) any annual incentive payment or long-term incentive payment to an executive officer was predicated upon achieving certain performance goals (other than financial results covered above) (each, a “metric”) and subsequently it is determined that such metric was not achieved or was achieved at a level that would have resulted in a lower payment; (ii) the executive officer who provided the information that caused the incorrect determination of such metric being achieved or being achieved at a higher payment level provided it with knowledge that such information was inaccurate and has been terminated for cause; and (iii) a lower payment would have been made to the executive officer based upon the metric not being achieved or being achieved at a lower payment level, the Board may require that such individual executive officer repay or forfeit to the Company the amount by which any of such individual executive officer’s incentive payments received during the three-year period preceding such determination exceeded the lower payment that would have been made based on the metric not being achieved or being achieved at the lower payment level.

For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.
Equity Grant Policies
In connection with the adoption of the Incentive Plan, the Compensation Committee determined that it was appropriate to utilize RSUs or LTIP Units, each of which could be settled in cash or in stock because of the limited number of remaining equity awards available under the 2004 Stock Incentive Plan at that time. We do not pay distributions on RSUs issued under our Incentive Plan, for which the payout is based on the achievement of performance hurdles, unless and until the performance hurdles are met, in which case dividends paid during the second, third and fourth year (if applicable) of the applicable performance period would be paid following the conclusion of the applicable performance period on the RSUs if they are earned. As with all LTIP Units that were issued by the Company, LTIP Units issued under our Incentive Plan that were subject to vesting over time, but not subject to the achievement of performance hurdles, paid distributions on the entire amount of all LTIP Units beginning on the date of grant, as do the shares of our common stock into which they were converted. As described above, the RSUs that were awarded under the long-term incentive component of the Incentive Plan were determined based on the 20-day average closing price of the Company’s common stock at the end of the first year of each grant cycle. Accordingly, we do not have any practice to time the grant of any equity awards in conjunction with the release of material, non-public information.
In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested because earned and/or vested equity awards do not have retention value. Additionally, it is our belief that competitors seeking to hire our employees would not give credit for equity ownership in our Company and, accordingly, to remain competitive, we would not give credit for ownership levels either.
One of the primary types of equity awards we used historically prior to our recent reorganization were LTIP Units. LTIP Units represented units of partnership interest which were structured as profits interest in our operating partnership and which, conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, were convertible, at the election of the holder, into one common unit of partnership interest in our operating partnership. Upon the election of a holder, each such operating partnership unit was then redeemable for cash equal to the then fair market value of one share of our common stock or, at our option, one share of our common stock. We paid distributions on the entire amount of all LTIP Units beginning on the date of grant.
Historically, although the Compensation Committee has considered forms of equity compensation other than LTIP Units, including stock option grants, the Compensation Committee had determined that LTIP Units best aligned the interests of our executive officers with those of our stockholders and potentially provide for certain tax benefits to our executive officers. Additionally, grants of LTIP Units may be less dilutive to stockholders over time than options even though the grants of LTIP Units are initially more dilutive because they are deemed outstanding at the time of grant for purposes of CAD, AFFO and earnings per share calculations. Because we are largely measured by the capital markets based on our CAD, which is exclusive of equity-based compensation expense, the Compensation Committee applies a lesser weighting to the accounting cost associated with equity awards in determining the type of equity awards to provide our executive officers. In connection with our reorganization, we simplified our three-tier holding structure and all existing LTIP units were converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp. (subsequently renamed NorthStar Realty Finance Corp.), in each case subject to the same vesting restrictions as existed prior to the reorganization.
Stock Ownership Guidelines
Our Board adopted the following minimum stock ownership guidelines for our executive officers and members of our Board:

Title	Guideline
Chief Executive Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 2X base salary in effect from time-to-time
Directors	A multiple of 3X annual director retainer

Executive officers include officers at or above Executive Vice President. Ownership will include: (i) shares, LTIP Units or deferred LTIP Units owned individually and by a person’s immediate family members or trusts for the benefit of his or her immediate family members; (ii) RSUs, LTIP Units or deferred LTIP Units not yet vested; (iii) shares or LTIP Units held in a 401(k) plan; and (iv) shares or LTIP Units held in employee stock purchase or deferred compensation plans. Executive officers and directors will not be permitted to sell or otherwise transfer any shares or LTIP Units unless and until such time as they meet these stock ownership guidelines. We believe that requiring ownership of our stock creates alignment between executives, directors and stockholders and encourages executives and directors to act to increase stockholder value. As of the date of this proxy statement, all of the named executive officers and directors are in compliance with our stock ownership guidelines and there are currently no pledges of stock, LTIP Units, deferred LTIP Units or other equity awards by the executive officers or directors.
Employment Arrangements
On October 4, 2007, in connection with the expiration of the three-year term of certain employment agreements with certain of our executive officers, we entered into new employment and non-competition agreements with Messrs. Hamamoto, Tylis and Gilbert. We entered into an employment and non-competition agreement with Ms. Hess on April 29, 2011 and Mr. Lieberman on April 18, 2012. Each employment and non-competition agreement has an initial term of three years and will extend on an annual basis for one additional year, unless notice not to renew the employment and non-competition agreement is given 90 days prior to the expiration of its term. Additionally, each employment and non-competition agreement provides for certain payments in the event of termination, as described in “Potential Payments on Termination or Change of Control.” These agreements were effective through June 30, 2014 when we completed the spin-off of our asset management business and our named executive officers entered into new employment agreements with NSAM or one of its subsidiaries, which superseded their prior agreements with us.
Other Awards
Perquisites
At this time, we do not believe it is necessary for the attraction or retention of management talent to provide our executive officers with additional compensation in the form of perquisites. Accordingly, in 2013, none of our executive officers received any perquisites.
Retirement Plans
Consistent with the practice of many publicly-traded companies, we maintain a standard 401(k) plan in which all of our employees are entitled to participate. We match 100% of the first 3% of an employee’s contributions and 50% of the next 2% of the employee’s contributions.
Deferred Compensation Plans
At this time, we do not believe it is necessary for the attraction or retention of management talent to provide a deferred compensation plan to any of our executive officers.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the board of directors of the Company is responsible for, among other things, determining compensation for the Company’s executive officers, administering the Company’s equity compensation plans and producing an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, under the Securities Exchange Act of 1934, as amended, with management. Based on such review and discussions, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
Charles W. Schoenherr, Chairperson
Judith A. Hannaway
Louis J. Paglia

Compensation of Executive Officers
Summary Compensation Table
The following table shows the compensation for each of our named executive officers in accordance with Item 402(c) of Regulation S-K.

		Salary	Bonus		Stock Awards		Non-Equity Incentive Plan Compensation		All Other Compensation	Total Compensation
	Year	($)	($)		($)		($)		($)(1)	($)
David T. Hamamoto	2013	$1,050,000	$2,050,813	(2)(5)	$7,854,998	(8)	$7,498,865	(11)(14)	$10,200	$18,464,876
Chief Executive Officer	2012	$950,000	$1,773,995	(3)(6)	$5,793,850	(9)	$5,321,986	(12)(15)	$10,000	$13,849,831
	2011	$950,000	$1,738,252	(4)(7)	$2,277,997	(10)	$3,976,658	(13)(16)	$9,800	$8,952,707

Albert Tylis	2013	$600,000	$1,450,535	(2)(5)	$5,236,660	(8)	$5,249,223	(11)(14)	$10,200	$12,546,618
President	2012	$500,000	$1,239,192	(3)(6)	$3,160,282	(9)	$3,717,575	(12)(15)	$10,000	$8,627,049
	2011	$500,000	$1,233,394	(4)(7)	$1,713,091	(10)	$2,556,135	(13)(16)	$9,800	$6,012,420

Daniel R. Gilbert	2013	$600,000	$1,436,866	(2)(5)	$5,236,660	(8)	$5,194,545	(11)(14)	$10,200	$12,478,271
Chief Investment and Operating Officer	2012	$500,000	$1,239,192	(3)(6)	$3,160,282	(9)	$3,717,575	(12)(15)	$10,000	$8,627,049
	2011	$500,000	$1,250,840	(4)(7)	$1,770,041	(10)	$2,608,472	(13)(16)	$9,800	$6,139,153

Debra A. Hess	2013	$575,000	$407,633	(2)(5)	$1,163,707	(8)	$1,492,834	(11)(14)	$10,200	$3,649,374
Chief Financial Officer	2012	$500,000	$371,545	(3)(6)	$702,282	(9)	$1,114,635	(12)(15)	$10,000	$2,698,462
	2011	$250,000	$192,292	(4)(7)	$—		$576,877	(13)(16)	$8,333	$1,027,502

Ronald J. Lieberman	2013	$500,000	$203,817	(2)(5)	$581,846	(8)	$746,417	(11)(14)	$10,200	$2,042,280
Executive Vice President, General Counsel and Secretary	2012	$400,000	$137,700	(3)(6)	$150,000	(9)	$413,099	(12)(15)	$10,000	$1,110,799
____________

(1)	Represents matching contributions in connection with our 401(k) plan.

(2)
Represents the allocable discretionary portion of the annual cash bonuses under the Incentive Plan for 2013 and the allocable discretionary portion of the deferred cash bonuses paid in 2013 under the Incentive Plan for 2011 and 2012, if applicable.

(3)
Represents the allocable discretionary portion of the annual cash bonuses under the Incentive Plan for 2012 and the allocable discretionary portion of the deferred cash bonuses paid in 2012 under the Incentive Plan for 2010 and 2011, if applicable.

(4)
Represents the allocable discretionary portion of the annual cash bonuses under the Incentive Plan for 2011 and the allocable discretionary portion of the deferred cash bonuses paid in 2011 under the Incentive Plan for 2009 and 2010, if applicable.

(5)
Does not include the following discretionary portion of the deferred cash bonuses payable on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through such date), awarded to our named executive officers pursuant to the Incentive Plan for 2013: David T. Hamamoto-$448,808; Albert Tylis-$299,206; Daniel R. Gilbert-$294,649; Debra A. Hess-$134,967; and Ronald J. Lieberman-$67,483. Also, does not include the following deferred LTIP Units issued in lieu of the 50% of the discretionary portion of the deferred cash bonuses under the Incentive Plan for 2013 payable on December 31, 2015 (subject to continued employment with us, NSAM or any of its subsidiaries through such date): David T. Hamamoto-18,857; Albert Tylis-12,571; Daniel R. Gilbert-12,380; Debra A. Hess-5,671; and Ronald J. Lieberman-2,835.

(6)
Does not include the following discretionary portion of the deferred cash bonuses payable 50% on December 31, 2013 and 50% on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through each such date), awarded to our named executive officers pursuant to the Incentive Plan for 2012: David T. Hamamoto-$908,816; Albert Tylis-$605,877; Daniel R. Gilbert-$605,877; Debra A. Hess-$275,399; and Ronald J. Lieberman-$137,700.

(7)
Does not include the following discretionary portion of the deferred cash bonuses payable 50% on December 31, 2012 and 50% on December 31, 2013 (subject to continued employment with us, NSAM or any of its subsidiaries through each such date), awarded to our named executive officers pursuant to the Incentive Plan for 2011: David T. Hamamoto-$499,960; Albert Tylis-$499,960; Daniel R. Gilbert-$499,960; and Debra A. Hess-$192,292.

(8)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were allocated to our executive officers in early 2013 under the Incentive Plan which, for Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess, include: (i) RSUs which remain subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2015 and are subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date; and (ii) LTIP Units (subsequently converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp.) which vest in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting dates. The fair value of the RSUs was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.44%. If we assumed that all of the performance goals and time vesting for the RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto-$4,457,049; Albert Tylis-$2,971,363; Daniel R. Gilbert-$2,971,363; Debra A. Hess-$660,306; and Ronald J. Lieberman-$330,149. The fair value of the LTIP Units was determined based on the stock price on the grant date.

(9)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were allocated to our executive officers in early 2012 under the Incentive Plan which, for Messrs. Hamamoto, Tylis and Gilbert and Ms. Hess, include: (i) RSUs which remain subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2014 and are subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date; and (ii) LTIP Units (subsequently converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp.) which vest in four annual installments beginning on January 29, 2012, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting dates. For Mr. Lieberman, represents the grant date fair value of the LTIP Units granted in early 2012 under the Incentive Plan, which vest in 12 quarterly installments beginning on April 29, 2012, subject to Mr. Lieberman’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting dates. The fair value of the RSUs was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.42%. If we assumed that all of the performance goals and time vesting for the RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto-$3,931,541; Albert Tylis-$2,144,477; Daniel R. Gilbert-$2,144,477; and Debra A. Hess-$476,549. The fair value of the LTIP Units was determined based on the stock price on the grant date.

(10)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs that were (i) allocated to our executive officers in early 2011 under the Incentive Plan, which were subject to the achievement of cumulative performance goals for the three-year period ending December 31, 2012 and were subject to the executive officer’s continued employment through such date; and (ii) previously allocated to Mr. Richardson which were allocated to Mr. Tylis and Mr. Gilbert following Mr. Richardson’s resignation from the Company, a portion of which were subject to the achievement of cumulative performance goals for the three-year period ending December 31, 2012 and a portion of were subject to the achievement of cumulative performance goals for the three-year period ended December 31, 2011 (in each case subject to Mr. Tylis’s and Mr. Gilbert’s continued employment through December 31, 2012). The fair value for these awards were determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.68% with respect to the component of these performance-based awards that is based on stock price plus the value of these awards based on the probable outcome, as of the grant date, of the component of these performance-based awards that is based on AFFO to the extent such value exceeds the value based on the stock price component. With respect to these awards with performance goals for the three-year period ending December 31, 2012, no additional value was ascribed as a result of the probable outcome, as of the grant date, of the component that is based on AFFO. With respect to the awards with performance goals for the three-year period ended December 31, 2011 that were reallocated in 2011, the probable outcome, as of the date on which these awards were reallocated, which was the grant date, of the component that is based on AFFO was that 50% of the awards would be earned and, as a result, the fair value equaled $2.45 per RSU, which was 50% of the closing price per share of our common stock on the NYSE on the grant date. If we assumed that all of the performance goals for these awards would have been achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto-$5,791,327; Albert Tylis-$3,958,849; and Daniel R. Gilbert-$4,103,631.

(11)
Represents the allocable non-discretionary portion of the annual cash bonuses under the Incentive Plan for 2013 and the allocable non-discretionary portion of the deferred cash bonuses paid in 2013 under the Incentive Plan for 2011 and 2012, if applicable.

(12)
Represents the allocable non-discretionary portion of the annual cash bonuses under the Incentive Plan for 2012 and the allocable non-discretionary portion of the deferred cash bonuses paid in 2012 under the Incentive Plan for 2010 and 2011, if applicable.

(13)
Represents the allocable non-discretionary portion of the annual cash bonuses under the Incentive Plan for 2011, including allocations of the incentive pool under the Incentive Plan for 2011 in 2012 and the allocable non-discretionary portion of the deferred cash bonuses paid in 2011 under the Incentive Plan for 2009 and 2010, if applicable.

(14)
Does not include the following non-discretionary portion of the deferred cash bonuses payable on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through such date), awarded to our named executive officers pursuant to the Incentive Plan for 2013: David T. Hamamoto-$1,795,234; Albert Tylis-$1,196,822; Daniel R. Gilbert-$1,178,597; Debra A. Hess-$539,868; and Ronald J. Lieberman-$269,934. Also, does not include the following deferred LTIP Units issued in lieu of the 50% of the non-discretionary portion of the deferred cash bonuses under the Incentive Plan for 2013 payable on December 31, 2015 (subject to continued employment with us, NSAM or any of its subsidiaries through such date): David T. Hamamoto-75,430; Albert Tylis-50,287; Daniel R. Gilbert-49,521; Debra A. Hess-22,683; and Ronald J. Lieberman-11,341.

(15)
Does not include the following non-discretionary portion of the deferred cash bonuses payable 50% on December 31, 2013 and 50% on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through each such date), awarded to our named executive officers pursuant to the Incentive Plan for 2012: David T. Hamamoto-$2,726,448; Albert Tylis-$1,817,632; Daniel R. Gilbert-$1,817,632; Debra A. Hess-$826,196; and Ronald J. Lieberman-$413,099.

(16)
Does not include the following non-discretionary portion of the deferred cash bonuses payable 50% on December 31, 2012 and 50% on December 31, 2013 (subject to continued employment through each such date), awarded to our named executive officers pursuant to the Incentive Plan for 2011: David T. Hamamoto-$1,499,880; Albert Tylis-$1,499,880; Daniel R. Gilbert-$1,499,880; and Debra A. Hess-$576,877.

2013 Grants of Plan-Based Awards Table
The following table provides information about awards granted in 2013 to each of our named executive officers. There were no option awards in 2013. All of the awards referenced below are pursuant to our Incentive Plan.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target(2)	Threshold(3)	Target(4)	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
Name	Date	($)	(#)	(#)	(#)	(#)	($)
David T. Hamamoto	—	$7,180,934	—	—	—	—	—
	2/13/13	—	68,952	275,807	275,807	—	$3,397,948	(5)
	2/13/13	—	—	—	—	275,807	$4,457,049	(6)
Albert Tylis	—	$4,787,290	—	—	—	—	—
	2/13/13	—	45,968	183,871	183,871	—	$2,265,297	(5)
	2/13/13	—	—	—	—	183,871	$2,971,363	(6)
Daniel R. Gilbert	—	$4,714,386	—	—	—	—	—
	2/13/13	—	45,968	183,871	183,871	—	$2,265,297	(5)
	2/13/13	—	—	—	—	183,871	$2,971,363	(6)
Debra A. Hess	—	$1,619,604	—	—	—	—	—
	2/13/13	—	10,215	40,860	40,860	—	$503,401	(5)
	2/13/13	—	—	—	—	40,860	$660,306	(6)
Ronald J. Lieberman	—	$809,802	—	—	—	—	—
	2/13/13	—	5,107	20,430	20,430	20,430	$251,698	(5)
	2/13/13	—	—	—	—	—	$330,149	(6)
____________

(1)
Under the Incentive Plan, in January 2012, award recipients were granted percentage allocations in a long-term bonus pool, the size of which was to be determined based on the Company’s adjusted equity capital during 2012 and AFFO above a 9% return hurdle on adjusted equity capital for the year. In accordance with the Incentive Plan, as of February 13, 2013, these allocations were converted into RSUs granted to our executive officers based on the dollar amount of each allocation divided by the 20-business day average closing price of our common stock of $13.48 prior to December 31, 2012. The table above reflects such RSUs. Each executive officer’s RSUs will only be earned upon the achievement of cumulative performance goals for the four-year period ending December 31, 2015 and the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date. Additionally, under the Incentive Plan, award recipients were granted percentage allocations in a long-term bonus pool, the size of which was to be determined based on the Company’s adjusted equity capital during 2013 and AFFO above a 9% return hurdle on adjusted equity capital for the year. In accordance with the Incentive Plan, as of February 26, 2014, these allocations were converted into RSUs and LTIP Units granted to our executive officers based on the dollar amount of each allocation divided by the 20-business day average closing price of our common stock of $23.80 prior to December 31, 2013. The following are the number of RSUs that were granted to our executive officers as of February 26, 2014 pursuant to these awards: David T. Hamamoto—195,797; Albert Tylis—130,532; Daniel R. Gilbert—130,532; Debra A. Hess—29,007; and Ronald J. Lieberman—14,503. Each executive officer’s RSUs will only be earned upon the achievement of cumulative performance goals for the four-year period ending December 31, 2016 and the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date. The following are the number of deferred LTIP Units that were granted to our executive officers as of February 26, 2014 pursuant to the foregoing awards: David T. Hamamoto—195,797; Albert Tylis—130,532; Daniel R. Gilbert—130,532; Debra A. Hess—29,007; and Ronald J. Lieberman—14,503. Each executive officer’s deferred LTIP Units will vest in four annual installments beginning on January 29, 2014, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such dates and may not be sold by the executive officers until December 31, 2016. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Bonuses” for additional information relating to the Incentive Plan.

(2)
Under the Incentive Plan, award recipients were granted percentage allocations in an annual bonus pool and a deferred bonus pool, the size of which was to be determined based on the Company’s adjusted equity capital during the year and AFFO above a 9% return hurdle on adjusted equity capital for the year. The potential payout for 80% of these allocations were then to be determined based on operating cash flow, AFFO, liquidity and non-traded REIT capital raising targets and the potential payout for the remaining 20% was to be discretionary. The amount reported relates to the 80% of these allocations that were not discretionary. Because there are no established target amounts for these allocations under the Incentive Plan, the amount reported under the “Target ($)” sub-column represent the amounts that were earned based on the Company’s performance during 2013. Of the amount earned: (i) the following amounts were paid to our executive officers: David T. Hamamoto—$5,385,701; Albert Tylis—$3,590,467; Daniel R. Gilbert—$3,535,790; Debra A. Hess—$1,079,736; and Ronald J. Lieberman—$539,868; (ii) the following amounts are payable on December 31, 2014 if the applicable executive officer remains employed with us, NSAM or any of its subsidiaries through each such date: David T. Hamamoto—$897,617; Albert Tylis—$598,411; Daniel R. Gilbert—$589,298; Debra A. Hess—$269,934; and Ronald J. Lieberman—$134,967; and (iii) the following deferred LTIP Units issued in lieu of the 50% of deferred cash bonuses payable on December 31, 2015 (subject to continued employment with us, NSAM or any of its subsidiaries through such date): David T. Hamamoto—94,287; Albert Tylis—62,858; Daniel R. Gilbert—61,901; Debra A. Hess—28,354; and Ronald J. Lieberman—14,177. As there was no minimum or maximum amount for these allocations under the Incentive Plan, the sub-columns “Threshold ($)” and “Maximum ($)” are not applicable and have been omitted. See “Executive Compensation and Other Information— Compensation Discussion and Analysis—Elements of Compensation—Bonuses” for additional information relating to the Incentive Plan.

(3)	Represents the minimum hurdle under the Incentive Plan, which equals 25% of the maximum award.

(4)
Because there is no established target amount for these allocations under the Incentive Plan, the amounts reported under the “Target ($)” sub-column represent the amounts that the executives would have earned if our performance for the four-year performance period under the Incentive Plan continued at the same annualized rate as we experienced from January 1, 2012 through December 31, 2013. Because our annualized performance from January 1, 2012 through December 31, 2013 would have resulted in executives receiving the maximum award under the Incentive Plan, the amount reported in the “Target ($)” sub-column equals the maximum award. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Bonuses” for additional information relating to the Incentive Plan.

(5)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs that were allocated to our executive officers in early 2013 under the Incentive Plan, which remain subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2015 and are subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date.

(6)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of LTIP Units that were allocated to our executive officers in early 2013 under the Incentive Plan. The LTIP Units granted to Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess vest in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such dates and may not be sold by the executive officers until December 31, 2016.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table was paid or awarded, are described above in “Executive Compensation and Other Information—Compensation Discussion and Analysis.” The terms of employment and non-competition agreements that we have entered into with our executives are described under “Employment Arrangements” and “Potential Payments Upon Termination or Change of Control.”
Outstanding Equity Awards at Fiscal Year End 2013
The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2013 with respect to our named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(3)
David T. Hamamoto	379,291	$10,202,941	620,679	$16,696,279
Albert Tylis	231,959	$6,239,711	371,983	$10,006,356
Daniel R. Gilbert	231,959	$6,239,711	371,983	$10,006,356
Debra A. Hess	51,546	$1,386,601	82,663	$2,223,635
Ronald J. Lieberman	33,058	$889,274	20,430	$549,567
____________

(1)	The value of the awards reflected in the table is based on a price per share of $26.90, which was the closing price of our common stock on the NYSE as of December 31, 2013.

(2)
For Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess, reflects the unvested portion of LTIP Units granted as of February 13, 2013 in accordance with the Incentive Plan, which were scheduled to vest in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment through the applicable vesting dates and may not be sold prior to December 31, 2015. For Messrs. Hamamoto, Tylis and Gilbert and Ms. Hess, reflects the unvested portion of LTIP Units granted as of February 17, 2012 in accordance with the Incentive Plan, which were scheduled to vest in four annual installments beginning on January 29, 2012, subject to the executive officer’s continued employment through the applicable vesting dates and may not be sold prior to December 31, 2014. For Mr. Lieberman, reflects the unvested portion of: (i) 71,564 LTIP Units granted in April 2011 and scheduled to vest in 12 quarterly installments beginning on July 29, 2011, subject to Mr. Lieberman’s continued employment through the applicable vesting dates; and (ii) 13,940 LTIP Units granted in February 2012 and scheduled to vest in 12 quarterly installments beginning on April 29, 2012, subject to Mr. Lieberman’s continued employment through the applicable vesting dates.

(3)
In accordance with the Incentive Plan, as of February 13, 2013 and February 17, 2012, 50% of our executive officers’ allocations in the long-term bonus pool for 2012 and 2011 were converted into RSUs granted to our executive officers based on the dollar amount of each allocation divided by the 20-business day average closing price of our common stock of $13.48 and $9.20 prior to December 31, 2012 and December 31, 2011, respectively. Each executive officer’s RSUs will only be earned upon the achievement of cumulative performance goals for the four-year period ending December 31, 2015 and December 31, 2014, respectively, and the executive officer’s continued employment through such date. Assuming our performance for the four-year performance periods applicable to these awards continues at the same annualized rate as we experienced from the beginning of each performance period through December 31, 2013, each executive officer will fully earn all of these RSUs. Accordingly, the table reflects the maximum number of RSUs that may be earned under such awards. Mr. Lieberman did not receive an allocation in the long-term bonus pool for 2011 and, accordingly, the amount included in this column for Mr. Lieberman only reflects the RSUs received for the long-term bonus pool for 2012. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Bonuses” for additional information relating to the Incentive Plan.
Option Exercises and Stock Vested in 2013
The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2013 with respect to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David T. Hamamoto	155,170	$2,369,598
Albert Tylis	92,996	$1,427,571
Daniel R. Gilbert	92,996	$1,427,571
Debra A. Hess	20,665	$317,234
Ronald J. Lieberman	33,609	$598,560
____________
(1) Represents LTIP Units that vested during 2013 and assumes the redemption of the LTIP Units for an equal number of shares of our common stock.
(2) Based on the closing price of our common stock on the NYSE on the date of vesting, which ranged from $14.56 per share to $19.60 per share.

Potential Payments on Termination or Change of Control
We have entered into employment and non-competition agreements, each dated as of October 4, 2007, with Messrs. Hamamoto, Tylis and Gilbert, dated as of April 29, 2011 with Ms. Hess and April 18, 2012 with Mr. Lieberman, that provide for certain severance payments, change of control benefits and tax gross-up payments (other than with respect to Ms. Hess and Mr. Lieberman). All of the agreements with our named executive officers have three-year initial terms. Following the initial terms, the agreements automatically will extend on an annual basis for one additional year, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. References to, and summaries of, the employment and non-competition agreements are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to our periodic filings with the SEC. These agreements were effective through June 30, 2014 when we completed the spin-off of our asset management business and our named executive officers entered into new employment agreements with NSAM or one of its subsidiaries, which superseded their prior agreements with us. Although we no longer have employment agreements with our executive officers, as noted above, we have agreed to pay directly or reimburse our asset manager for the portion of any severance paid by our asset manager or NSAM or its other subsidiaries to an individual pursuant to the terms of any employment, consulting or similar service agreement, including the employment agreements with NSAM or its subsidiaries and our named executive officers, that corresponds to or is attributable to (i) the equity compensation that we are required to pay directly or reimburse our asset manager pursuant to the management agreement, (ii) any cash and/or equity compensation paid directly by us to such individual as an employee or other service provider of our company and (iii) any amounts paid to such individual by our asset manager or NSAM or its other subsidiaries that we are obligated to reimburse our asset manager pursuant to the management agreement.
Severance
We believe that companies should provide reasonable severance benefits to its executive officers. Each of our employment and non-competition agreements with Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess, provided that the executive would receive severance payments in the event we terminated his or her employment (other than a termination for “cause,” as defined in each employment agreement, or by the executive without “good reason,” also as defined in each employment agreement). Under these employment and non-competition agreements, upon an executive’s death or disability, an executive would be entitled to a payment of: (1) base salary through the date of termination; (2) a pro-rated annual bonus for the year in which the termination occurs (based upon the target annual bonus then in effect); and (3) 1.0 times the executive’s base salary at the rate in effect on the date of termination, plus full vesting of all Company equity awards. In the event of termination of employment for any reason other than those described above, these executives would be entitled to payment of: (1) base salary through the date of termination; (2) a pro-rated annual bonus for the year in which the termination occurs (based upon the target annual bonus then in effect); and (3) an amount equal to the executive’s total compensation in effect prior to the date of termination (which is generally defined to mean base salary plus the average of the annual bonuses (including cash bonuses and annual bonuses paid in LTIPs or other securities) earned for the three years prior to the year in which the termination occurs) multiplied by 2.25 in the case of Mr. Hamamoto, 1.5 in the case of Messrs. Tylis and Gilbert and 1.0 in the case of Ms. Hess and Mr. Lieberman, plus in each case the full vesting of all Company equity awards.
Pursuant to each employment and non-competition agreement, each executive agreed that, during his/her employment with us and for a period of one year following the termination of his or her employment, the executive would not solicit any of our employees, officers, consultants or joint venture partners to terminate their employment or other relationships with us. In addition, pursuant to each employment and non-competition agreement with Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess, each executive agreed that during his or her employment with us and for a period of one year following the termination of employment (other than under certain circumstances, including upon the expiration of the term of the executive’s employment agreement at our election or termination by us of the executive without “cause” (as defined in each employment agreement)), that he/she would not engage in any business that competes directly with the principal businesses conducted by us as of the date of the executive’s termination of employment. We believe that these agreements served the interests of our stockholders and assisted us in retaining our executive officers because the agreements provided reasonable severance to our executive officers in exchange for their valued service and restrictive covenants that protected us. Additionally, because the severance level was negotiated up front, it potentially made it easier for our board to terminate executive officers for performance reasons without the need for protracted negotiation over severance.
Additionally, as of December 31, 2013, our Incentive Plan delineated the amounts that may be owed to our executive officers under the Incentive Plan if they were terminated without “cause” or resign for “good reason” or if their employment terminated as a result of death or disability. The Incentive Plan provided for the following arrangements for each of the components under the Incentive Plan:
Annual Cash Bonus: If an executive officer was eligible to receive an annual cash bonus for the year that included the date the executive officer’s employment terminated, the amount of the executive’s actual annual cash bonus was to be pro-rated based on the number of days in such plan year prior to the date of executive’s termination with reference to a bonus pool that was determined (and paid) at the conclusion of the year.
Deferred Cash Bonus: If an executive officer was eligible to receive a deferred cash bonus and the deferred cash bonus related to the plan year that included the date the executive officer’s employment terminated, the amount of an executive officer’s deferred cash bonus was to be calculated in the same manner as the annual cash bonus. If a deferred cash bonus related to any completed plan year, the Compensation Committee was to accelerate the vesting of any unvested and unpaid portion of such deferred cash bonus. Equivalent provisions also applied to the deferred LTIP Units granted in lieu of deferred cash bonus for 2013.
Long-Term Incentive: If an executive officer was eligible to receive any amount payable under the long-term incentive component of the Incentive Plan, the amount of the executive officer’s payment shall be calculated (and paid) as of the end of such long-term bonus period but pro-rated based on the number of days that the executive was employed during such long-term bonus period. In addition, the terms of the deferred LTIP Units and LTIP Units (subsequently converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp.(subsequently renamed NorthStar Realty Finance Corp.)) granted as long-term incentive awards that were subject to vesting solely based on continued employment also provided that vesting would accelerate in connection with a termination of employment to the extent provided in any employment agreement.
Each payment described above was to be paid to the executive officer only if the executive officer signed a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company.
Change of Control
The employment and non-competition agreements with our named executive officers provided for certain change of control benefits, which only applied after a change of control if the executive officer was terminated or is assigned duties with the successor inconsistent with executive officer’s title, position, status, reporting relationships, authority, duties or responsibilities to us. Under these circumstances, such executive officer would be entitled to terminate their respective employment and non-competition agreements for “good reason” and would be entitled to the corresponding severance payments described above.
The grant letters applicable to equity awards granted under the 2004 Stock Incentive Plan provide for the full accelerated vesting of the awards under the 2004 Stock Incentive Plan upon a change of control. Additionally, our Incentive Plan, as of December 31, 2013, provided for the arrangements set forth below in connection with a change of control for each of the components under the Incentive

Plan. In connection with the spin-off, the definition of change of control in each of the grant letters under the 2004 Stock Incentive Plan and in our Incentive Plan was adjusted to refer to a change of control of either the Company or NSAM.
Annual Cash Bonus: If an executive officer was eligible to receive an annual cash bonus for the year that included the effective date of a change of control (or the Change of Control Date), the amount of the executive officer’s annual cash bonus was to be pro-rated with reference to a bonus pool that is adjusted by the Compensation Committee on an equitable basis as of the Change of Control Date to reflect the shortened year. In determining the achievement of performance targets and the percentage of the annual cash bonus payable to executive officers for the applicable adjusted year, the Compensation Committee was to apply the following principles: (i) the Compensation Committee was not to consider or give effect to any discretionary component or subjective performance criteria of the Incentive Plan and was to equitably re-weigh all remaining and applicable objective performance targets; and (ii) to the extent possible, the Compensation Committee was to annualize or extrapolate performance as of the Change of Control Date for the entire year.
Deferred Cash Bonus: If an executive officer was eligible to receive a deferred cash bonus and the deferred cash bonus related to the plan year that included the Change of Control Date, the amount of an executive officer’s deferred cash bonus was to be calculated in the same manner as the annual cash bonus. If a deferred cash bonus related to any completed plan year, the Compensation Committee was to accelerate the vesting of any unvested and unpaid portion of such deferred cash bonus. Equivalent provisions also applied to the deferred LTIP Units granted in lieu of deferred cash bonus for 2013.
Long-Term Incentive: An executive officer was to be deemed to have earned the amount payable under the long-term incentive component of the Incentive Plan with reference to a bonus pool that was pro-rated based on the number of days from January 1 of the first plan year through the Change of Control Date. For purposes of the foregoing, all applicable performance targets relating to the long-term incentive component were to be deemed to have been achieved in full. In addition, the terms of the deferred LTIP Units and LTIP Units (subsequently converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp. (subsequently renamed NorthStar Realty Finance Corp.)) granted as long-term incentive awards that were subject to vesting solely based on continued employment also provided that vesting would fully accelerate in connection with a change of control. In connection with the spin-off, the NSAM Executive Incentive Bonus Plan that was adopted amended awards made under our Incentive Plan to provide that, upon a change of control, certain no-sale restrictions applicable to long-term incentive awards previously granted would expire and the pro-rata percentage of performance-based RSUs that will vest will equal the greater of (i) the pro-rata portion of the performance period that has elapsed or (ii) the amount that would have been earned if the stock price at the end of the applicable performance period equaled the stock price as of the date of the change of control.
Payments described under the Annual Cash Bonus and Deferred Cash Bonus sections were to be paid to the executive officer on the Change of Control Date to the extent practicable or, if not practicable, as soon as reasonably possible following the Change of Control Date, but in no event later than 45 days following the Change of Control Date. Payments described under the Long-Term Incentive section were to be paid to the executive officers at the earliest of: (i) nine months following the Change of Control Date; (ii) the date on which the applicable performance period would have concluded but for the change of control; (iii) the termination of an executive officer in connection with or following the change of control without “cause;” (iv) the resignation of an executive officer in connection with or following the change of control for “good reason” to the extent that the executive officer was entitled to resign for “good reason;” and (v) March 1 of the calendar year following the Change of Control Date.
We determined that in order to be competitive in the marketplace, it was customary to provide for certain provisions upon a change of control, particularly because in many instances senior management lose their jobs in connection with a change of control. By agreeing up front to protect our executive officers from losing their equity or other compensation in the event of a change of control, we believe we can reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction in the face of an actual or threatened change of control. This protection also aligns the interests of our executive officers with those of our stockholders.
Tax Gross-Up
Our employment agreements with Messrs. Hamamoto, Tylis and Gilbert also provide for a tax gross-up payment in the event they are terminated without “cause” or resign for “good reason” following a change of control and become subject to the so-called “parachute” excise tax imposed by Internal Revenue Code Sections 280G and 4999. Our employment agreements with each of Ms. Hess and Mr. Lieberman do not provide for a tax gross-up in this event. The employment agreements with Ms. Hess and Mr.

Lieberman were amended on April 17, 2013 to provide that, in the event that any payment or benefit to be paid or provided to either executive would be subject to the excise tax under Internal Revenue Code Sections 280G and 4999, payments and benefits to these executives will be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive.
Change of Control Compensation Table
The following table shows the potential payments to our named executive officers upon a termination of employment without “cause” or for “good reason” (each as defined in the executive officer’s employment agreement), upon a change of control and upon the death or disability of a named executive officer based on our agreements and plan in effect as of December 31, 2013. Our executive officers are not entitled to any payments if they are terminated for “cause” or resign without “good reason” or if they retire. In preparing the tables below, we assumed the termination or change of control occurred on December 31, 2013 (the closing price per share of our common stock was $26.90 as of December 31, 2013).

Name	Payments/Benefits	Termination Without Cause or For Good Reason		Change of Control		Change of Control (Termination For Good Reason)(1)		Death or Disability
David T. Hamamoto	Cash Severance Payment	$30,727,589		$—		$30,727,589		$1,050,000
	LTIP Units(2)	$10,202,941		$10,202,941		$10,202,941		$10,202,941
	Incentive Plan	$6,305,716	(3)	$19,606,596		$19,606,596		$6,305,716	(3)
	280G Tax Gross-up(4)	$—		$—		$33,319,832		$—

Albert Tylis	Cash Severance Payment	$13,731,050		$—		$13,731,050		$600,000
	LTIP Units(2)	$6,239,711		$6,239,711		$6,239,711		$6,239,711
	Incentive Plan	$4,203,811	(3)	$12,227,697		$12,227,697		$4,203,811	(3)
	280G Tax Gross-up(4)	$—		$—		$16,756,280		$—

Daniel R. Gilbert	Cash Severance Payment	$13,674,095		$—		$13,674,095		$600,000
	LTIP Units(2)	$6,239,711		$6,239,711		$6,239,711		$6,239,711
	Incentive Plan	$4,158,247	(3)	$12,182,133		$12,182,133		$4,158,247	(3)
	280G Tax Gross-up(4)	$—		$—		$14,271,403		$—

Debra A. Hess	Cash Severance Payment	$3,263,872		$—		$3,263,872	(5)	$575,000
	LTIP Units(2)	$1,386,601		$1,386,601	(5)	$1,386,601	(5)	$1,386,601
	Incentive Plan	$1,900,468	(3)	$3,683,551	(5)	$3,683,551	(5)	$1,900,468	(3)

Ronald J. Lieberman	Cash Severance Payment	$1,623,948		$—		$1,623,948	(5)	$500,000
	LTIP Units(2)	$889,274		$889,274	(5)	$889,274	(5)	$889,274
	Incentive Plan	$950,233	(3)	$1,420,089	(5)	$1,420,089	(5)	$950,223	(3)
____________

(1)
If, following a change of control, any of Messrs. Hamamoto, Tylis, Gilbert and Lieberman or Ms. Hess, is assigned duties with the successor inconsistent with the executive’s title, position, status, reporting relationships, authority, duties or responsibilities to us, the executive may terminate his employment agreement for “good reason.”

(2)	Represents the number of unvested LTIP Units outstanding as of December 31, 2013 multiplied by $26.90, which was the closing price per share of our common stock as of December 31, 2013.

(3)
Does not include: (i) the value of the following RSUs allocated to our named executive officers under our Incentive Plan, which are subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2014: David T. Hamamoto—344,872; Albert Tylis—188,112; Daniel R. Gilbert—188,112; and Debra A. Hess—41,802; (ii) the value of the following RSUs allocated to our named executive officers under our Incentive Plan, which are subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2015: David T. Hamamoto—275,807; Albert Tylis—183,871; Daniel R. Gilbert—183,871; and Debra A. Hess—40,860 and Ronald J. Lieberman—20,430; and (iii) the value of the following RSUs allocated to our named executive officers under our Incentive Plan, which are subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2016: David T. Hamamoto—195,797; Albert Tylis—130,532; Daniel R. Gilbert—130,532; Debra A. Hess—29,007 and Ronald J. Lieberman—14,503. Following the conclusion of the respective performance periods ending December 31, 2014, December 31, 2015 and December 31, 2016, the named executive officer would be entitled to the number of units that would have been earned had the named executive officer been an employee of the Company at such time, pro-rated based on the date of termination without “cause,” resignation for “good reason” or death or disability.

(4)
Assumes an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 8.97% New York state income tax rate for Messrs. Hamamoto, Tylis and Gilbert, and a 3.65% New York City income tax rate for Messrs. Hamamoto and Tylis.

(5)
The employment agreements with Ms. Hess and Mr. Lieberman were amended on April 17, 2013 to provide that, in the event that any payment or benefit to be paid or provided to either executive would be subject to the excise tax under Internal Revenue Code Sections 280G and 4999, payments and benefits to these executives will be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive.

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of three times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits.
Compensation of Directors
Determination of Compensation Awards
The Nominating and Corporate Governance Committee has responsibility for making recommendations with respect to non-employee director compensation to our Board. Our goal is the creation of a reasonable and balanced Board compensation program that aligns the interests of our Board with those of our stockholders. We use a combination of cash and stock-based incentive compensation to attract and retain highly-qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, the skill-level required by us of members of our Board and competitive pay practice data. The Nominating and Corporate Governance Committee discusses its recommendations with our chief executive officer and ultimately makes a recommendation to our Board with respect to all non-employee director compensation. The Nominating and Corporate Governance Committee engaged a compensation consultant, Towers Watson, to assist it in reviewing competitive practice data regarding non-employee director compensation and to advise it in connection with making recommendations to our Board with respect to the amount and form of such compensation. Following the Nominating and Corporate Governance Committee’s review of competitive practice data and taking into consideration advice provided by Towers Watson, the Nominating and Corporate Governance Committee recommended to our Board, and our Board approved, the compensation programs described below for 2013 and 2014.
Non-Employee Directors
The Company’s non-employee directors’ fees for 2013 were as follows: (i) board members received an annual director’s fee of $90,000; (ii) the chairperson of the Audit Committee received an additional annual fee of $35,000; (iii) the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee and the Lead Non-Management Director of our Board received an additional annual fee of $30,000; (iv) members of the Audit Committee (other than the chairperson) received an additional annual fee of $20,000; and (v) members of the Compensation Committee and Nominating and Corporate Governance Committee (other than the chairpersons) received an additional annual fee of $15,000. The Company did not pay meeting fees to the directors.
The Company’s non-employee directors’ fees for 2014 are as follows: (i) board members receive an annual director’s fee of $90,000; (ii) the chairperson of the Audit Committee receives an additional annual fee of $35,000; (iii) the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual fee of $30,000; (iv) members of the Audit Committee (other than the chairperson) receive an additional annual fee of $20,000; (v) members of the Compensation Committee and Nominating and Corporate Governance Committee (other than the chairpersons) receive an additional annual fee of $15,000; (vi) the Lead Non-Management Director of our Board receives an additional annual fee of $50,000; (vii) each Board member receives an additional $1,000 for attendance at board meetings in excess of ten meetings per year; and (viii) each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional $1,000 for attendance at committee meetings in excess of six meetings per year.
We automatically grant to each of our non-employee directors equity-based compensation which historically had been in the form of either restricted common stock or LTIP Units. In 2013, absent Board authorization to the contrary, our practice was to automatically grant to any person who became a non-employee director LTIP Units having a value of approximately $50,000 on the date such non-employee director attended his or her first meeting of our Board. In May 2014, our Nominating and Corporate Governance Committee recommended to our Board, and our Board approved, an increase in the value of such initial election equity awards for new non-employee directors to $120,000, to be made in the form of either restricted common stock, deferred LTIP Units or, if available, LTIP Units. The actual number of LTIP Units and/or deferred LTIP Units that we grant is determined by dividing the fixed value of the grant by the closing sale price of our common stock on the NYSE on the grant date. Restrictions on each of the initial grants of LTIP Units, deferred LTIP Units and/or restricted common stock will lapse as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.
We automatically grant restricted common stock, deferred LTIP Units or, if available, LTIP Units, having a value of approximately $120,000 to each of our non-employee directors each year. These annual automatic grants are made on the first business day following each annual meeting of our stockholders and the actual number of restricted common stock, deferred LTIP Units or, if available, LTIP Units, that we grant is determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the NYSE on the grant date.
Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines for our Board, which are described above in “Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines.”
Director Compensation for 2013
The following table provides information concerning the compensation of our non-employee directors for 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
C. Preston Butcher	$90,000	$120,000	$210,000
Stephen E. Cummings(2)	90,000	120,000	210,000
Judith A. Hannaway	165,000	120,000	285,000
Oscar Junquera(2)	120,000	120,000	240,000
Wesley D. Minami	155,000	120,000	275,000
Louis J. Paglia	125,000	120,000	245,000
Sridhar Sambamurthy(2)	110,000	120,000	230,000
Charles W. Schoenherr(3)	---	---	---
Total	$855,000	$840,000	$1,695,000
____________

(1)
As of December 31, 2013, except for unvested LTIP Units of 1,700 and 1,666 held by Messrs. Junquera and Sambamurthy, respectively, none of our directors held any unexercised option awards or unvested stock awards that had been granted by us as director compensation. Each of the stock awards was in the form of LTIP Units.

(2)	Resigned in June 2014.

(3)	Appointed in June 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 1, 2014, the total number and the percentage of shares of our common stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The following table also sets forth how many shares of our common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number		Percentage
Principal Stockholders:
BlackRock, Inc.	9,991,925	(2)	5.05%
Steadfast Capital Management LP	10,968,969	(3)	5.54%
Directors and Executive Officers:(4)
David T. Hamamoto	2,139,645	(5)	1.08%
Albert Tylis	371,984	(6)	*
Daniel R. Gilbert	772,049	(7)	*
Debra A. Hess	85,162	(8)	*
Ronald J. Lieberman	85,619	(9)	*
C. Preston Butcher	202,426	(10)	*
Judith A. Hannaway	32,747	(10)	*
Wesley D. Minami	47,643	(10)	*
Louis J. Paglia	84,946	(10)	*
Charles W. Schoenherr	-	(11)	-

All directors and executive officers as a group (10 persons)	3,822,221		1.93%
____________
*    Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days). Unless otherwise described in a footnote below, number reflects shares of common stock.

(2)
Based on information included in the Schedule 13G/A filed by BlackRock, Inc. on January 30, 2014 (the “BlackRock 13G”). According to the BlackRock 13G, BlackRock, Inc. beneficially owns 9,991,925 shares of our common stock and has sole voting power and sole dispositive power over such shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)
Based on information included in the Schedule 13G filed by Steadfast Capital Management LP (“Steadfast Investment Manager”) on July 18, 2014 (the “Steadfast 13G”) relating to its beneficial ownership of our common stock. According to the Steadfast 13G, Robert S. Pitts, Jr., Steadfast Investment Manager, Steadfast Advisors LP (“Management General Partner”), Steadfast Capital, L.P. (“Steadfast Capital”), American Steadfast, L.P. (“American Steadfast”), and Steadfast International Master Fund Ltd. (“Offshore Fund”) beneficially own an aggregate of 10,968,969 shares of our common stock and have shared voting power and shared dispositive power over such shares of common stock. According to the Steadfast 13G, Mr. Pitts beneficially owns 10,968,969 shares; the Steadfast Investment Manager beneficially owns 10,496,432 shares; the Managing General Partner beneficially owns 472,537 shares; Steadfast Capital owns 472,537 shares; American Steadfast owns 3,836,050 shares; and the Offshore Fund owns 6,660,382 shares. Mr. Pitts is the controlling Principal of the Steadfast Investment Manager and the Managing General Partner. According to the Steadfast 13G, the Managing General Partner has the power to vote and dispose of the securities held by Steadfast Capital. The Steadfast Investment Manager has the power to vote and dispose of the securities held by American Steadfast and the Offshore Fund. The principal business address of each of Mr. Pitts, the Steadfast Investment Manager, the Managing General Partner, Steadfast Capital and American Steadfast is 450 Park Avenue, 20th Floor, New York, New York 10022. The principal business address of the Offshore Fund is c/o Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman KY1-1108.

(4)	The address of each of the directors and executive officers is 399 Park Avenue, 18thFloor, New York, NY 10022.

(5)
Includes (i) 224,122 of shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously granted under the Amended and Restated 2004 Stock Incentive Plan and (ii) 13,048 shares of common stock held by DTH Investment Holdings LLC, of which Mr. Hamamoto is the managing member and which is owned by Mr. Hamamoto, his wife and a grantor trust for the benefit of Mr. Hamamoto’s children. Excludes: (i) 290,085 deferred LTIP Units, of which 48,949 have vested; and (ii) 816,477 shares to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(6)
Includes 138,964 shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously granted under the Amended and Restated 2004 Stock Incentive Plan. Excludes: (i) 193,390 deferred LTIP Units, of which 32,633 have vested; and (ii) 502,516 shares to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(7)
Includes 138,964 shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously granted under the Amended and Restated 2004 Stock Incentive Plan. Excludes: (i) 192,433 deferred LTIP Units, of which 32,633 have vested; and (ii) 502,516 shares to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(8)
Includes 30,881 shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously granted under the Amended and Restated 2004 Stock Incentive Plan. Excludes: (i) 57,361 deferred LTIP Units, of which 7,252 have vested; and (ii) 111,670 shares to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(9)
Includes 12,538 of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously granted under the Amended and Restated 2004 Stock Incentive Plan. Excludes: (i) 28,680 deferred LTIP Units, of which 3,626 have vested; and (ii) 34,934 shares to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(10)	Includes shares of our common stock issued as a result of LTIP Units previously granted under the Amended and Restated 2004 Stock Incentive Plan.

(11)	Excludes 7,143 deferred LTIP Units granted under the Amended and Restated 2004 Stock Incentive Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We are in the process of making a $30.0 million investment in the form of senior debt, preferred equity and common equity into Legacy Partners Commercial, LLC, or Legacy Commercial, and certain new entities affiliated with Legacy Commercial, collectively referred to as the Legacy Commercial Entities. C. Preston Butcher, currently one of our directors, holds certain preferred and other significant interests in Legacy Commercial and is the chairman of the board of directors and chief executive officer of Legacy Commercial. $14.8 million of the proceeds from our investment will be used by the Legacy Commercial Entities for future investments, subject to certain approval rights held by us, and for transaction expenses, and $15.2 million of the proceeds of our investment will be used by the Legacy Commercial Entities to redeem the majority of the interests held by Mr. Butcher and a family limited partnership controlled by Mr. Butcher in the Legacy Commercial Entities. Our investment will be made on a pari passu basis to an aggregate $10 million held by two remaining partners in Legacy Commercial, Mr. Butcher and certain employees of Legacy Commercial. Upon consummation of the transaction, we will own 75% of the senior debt and preferred equity and 40% of the common equity issued by the applicable Legacy Commercial Entities. Mr. Butcher and a family limited partnership controlled by Mr. Butcher will receive total consideration of $30.0 million, of which approximately $14.8 million will be in the form of a cash distribution from the Legacy Commercial Entities and approximately $15.2 million will be funded from our investment upon closing. Upon consummation of the foregoing transactions, Mr. Butcher will retain a 15.3% indirect interest in the senior debt and 15.3% indirect interest in the preferred equity issued by the applicable Legacy Commercial Entities. In addition, a family limited partnership controlled by Mr. Butcher will indirectly own 10% of the common equity issued by the applicable Legacy Commercial Entities. The transaction also contemplates up to an additional $10 million in future preferred investments from us for additional real estate investments, subject to our approval. In connection with the closing of the transaction, Mr. Butcher will step down as chairman and chief executive officer of Legacy Commercial and will retain no ongoing voting or decision making rights. Legacy Commercial will be controlled by the two remaining principals going forward, subject to certain approval rights held by us. Mr. Butcher will retain his ownership interests in Legacy Partners Residential, Inc. and certain other related entities and companies that are not owned by Legacy Commercial or any Legacy Commercial Entity in which we are making our investments.
We have interests in four CRE debt investments, two of which are in deconsolidated N-Star CDOs, with a subsidiary of Legacy Partners Realty Fund I, LLC, or the Legacy Fund, as borrower. Legacy Commercial indirectly owns an equity interest in, and owns the manager of, the Legacy Fund.
Two loans with an aggregate principal amount of $39.6 million were deconsolidated in September 2013, and as a result, we no longer record these loans on our consolidated balance sheets. For the three and six months ended June 30, 2013, we recorded an aggregate $0.5 million and $1.1 million, respectively, of interest income in our consolidated statements of operations related to these loans.
The third loan with a principal amount of $39 million matures in October 2016 and has two one-year extension options, at the borrower’s option. In March 2014, we originated the fourth loan, a senior mortgage loan with a principal amount of $17.3 million and a mezzanine loan with a principal amount of $8.1 million, both of which mature in April 2021. For the three and six months ended June 30, 2014, we recorded an aggregate $1.1 million and $1.9 million, respectively, of interest income in our consolidated statements of operations related to these loans.
Furthermore, in February 2013, NorthStar Income made a $91.0 million loan to Legacy Partners Realty Fund II, LLC, or Legacy Fund II. In connection with this loan, our then affiliate, NS Real Estate Income Trust Advisor, LLC, acting in its capacity as the advisor to NorthStar Income, received a customary 1.0% origination fee and further earned an annual asset management fee of 1.25% through June 30, 2014, the time of the spin-off. Legacy Commercial indirectly owns an equity interest in, and owns the manager of, Legacy Fund I and Legacy Fund II.

In addition, an affiliate of NSAM (previously owned by us prior to the spin-off) leases office space in Colorado from Legacy III Greenwood Village, LLC, an affiliate of Legacy Fund I, under an operating lease with annual lease payments of $0.2 million through December 31, 2016.
In June 2014, we paid $0.8 million to West Point Partners, LLC, or West Point Partners in connection with its services facilitating our acquisition of the Innkeepers Portfolio for an aggregate purchase price of approximately $1.1 billion, including all costs, reserves and escrows. West Point Partners is a real estate investment and advisory firm based in New York. Mr. Sambamurthy, who was one of our directors at the time of such payment, is Managing Principal and Co-Founder of West Point Partners and owns a 50% interest in that company and consequently ceased to be independent at that time. Mr. Sambamurthy is no longer a member of our Board.
Policy for Review of Related Person Transactions
Our current policy for the review of related person transactions is that all “disinterested” directors of our Audit Committee shall evaluate and consider for approval arrangements and relationships that may occur or exist between us, on the one hand, and our directors, our officers and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction between us and any such related party (other than de minimis transactions), including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. When reviewing and evaluating a related party transaction, each “disinterested” director of our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party and the nature of any director’s or officer’s involvement in the transaction. Our general counsel will notify the members of our Audit Committee promptly of new potential related party transactions and any material changes to previously approved or conditionally approved related party transactions.
AUDIT COMMITTEE REPORT
The following report of the Audit Committee of the Board of Directors, or the Board, of NorthStar Realty Finance Corp., or the Company, does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee operates under a written charter adopted by the Board, consistent with the corporate governance rules of the SEC and the New York Stock Exchange, or the NYSE. A copy of the Audit Committee charter is available on the Company’s website at www.nrfc.com. The Board has determined that all members of the Audit Committee meet the independence standards established by the NYSE.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the preparation of the financial statements and the reporting process, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent registered public accounting firm. The Audit Committee appointed Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, or U.S. GAAP, and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, which is currently performed by David Landau & Associates, LLC; and (4) the Company’s compliance with legal and regulatory requirements.
In discharging its oversight role, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Audit

Committee also discussed with Grant Thornton LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee discussed with Grant Thornton LLP its independence from the Company and the Company’s management and Grant Thornton LLP provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence.
The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.
Based on such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is filed with the SEC. The Board approved this recommendation.
Audit Committee:
Louis J. Paglia, Chairperson
Wesley D. Minami
Charles W. Schoenherr
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm’s Fees
Aggregate fees billed and expected to be billed by Grant Thornton LLP for the fiscal years ended December 31, 2013 and 2012 were as follows:

Type of Fee	2013	2012
Audit Fees	$2,975,340	$2,297,627
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$2,975,340	$2,297,627

Fees for audit services for the fiscal years ended December 31, 2013 and 2012 include fees associated with the annual audits for such years, including Section 404 attest services, the quarterly review of the Form 10-Qs for the three month periods ended March 31, 2013, June 30, 2013, September 30, 2013, March 31, 2012, June 30, 2012 and September 30, 2012, and for other attest services, including issuance of consents and review of the Company’s registration statements on Form S-3 and other documents filed by the Company with the SEC as well as services rendered in connection with the Company’s equity and debt offerings.
Audit Committee Pre-Approval Policy
In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any audit and non-audit services to be performed by Grant Thornton LLP to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. The Audit Committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by the Company’s independent registered public accounting firm. The Audit Committee pre-approved all of the services listed in the table above. In some cases, the Audit Committee pre-approves the provision of a particular category or group of services for up to a year, subject to a specified budget. The Audit Committee has also authorized the Chair of the Audit Committee to pre-approve permissible services and related fees and the Chair must report such pre-approval to the full Audit Committee at its next scheduled meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board, following the recommendation of the Nominating and Corporate Governance Committee, has unanimously recommended that Messrs. Hamamoto, Minami, Paglia and Schoenherr and Ms. Hannaway be elected to serve on our Board, each until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified. For certain information regarding each nominee, see “Board of Directors” above.
Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, a nominee should become unavailable to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by our Board, unless our Board determines to reduce the number of directors or to leave a vacant seat on our Board in accordance with the Company’s charter and bylaws, as then in effect.
Election of the director nominees named in this proposal requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of our Board’s nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees or any of them. Votes “withheld” from a director nominee and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2:
NON-BINDING, ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
We are asking our stockholders to indicate their support for the resolution approving our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K. Please refer to the section entitled “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2013.
You may vote for, vote against, or abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers. The affirmative vote of a majority of the votes cast on this proposal will be required for approval. Abstentions and broker non-votes, if any, will not be counted as having been cast and will have no effect on the outcome of the vote on this proposal.
The resolution approving the compensation of our named executive officers is advisory and, therefore, will not have any binding legal effect on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in future decisions regarding the compensation of our named executive officers. However, as a result of the spin-off of our asset management business, the form and amount of compensation that we pay to our named executive officers will be significantly different from what it has been historically and, accordingly, the results of the vote on this proposal are not expected to be particularly instructive with respect to future compensation for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ADOPTION OF THIS RESOLUTION.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative of Grant Thornton LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote for the ratification of a company’s independent registered public accounting firm in their discretion on behalf of clients who have not furnished voting instructions.
If this selection is not ratified by our stockholders, the Audit Committee may, but need not, reconsider its appointment and endorsement. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION
OF THE SELECTION OF GRANT THORNTON LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2015
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2015 annual meeting of stockholders if they are received by us on or before April 9, 2015. Stockholder proposals must be directed to the General Counsel, NorthStar Realty Finance Corp., at 399 Park Avenue, 18th Floor, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely,” such proposal must be received by us within the timeframe for submission of stockholder proposals and director nominations under our current bylaws. In order for a proposal to be “timely” under our current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted, in accordance with the requirements of our current bylaws, not later than 5:00 p.m., Eastern Time, on April 9, 2015 and not earlier than March 10, 2015. However, in the event that the date of the 2015 annual meeting of stockholders is advanced or delayed more than 30 days from September 5, 2015, a proposal by a stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of: (1) the 120th day prior to the date of such annual meeting, as originally convened; or (2) the tenth day following the date on which public announcement of the date of such meeting is first made.
INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
OTHER MATTERS
Our Board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

Ronald J. Lieberman Executive Vice President, General Counsel and Secretary

August 7, 2014
New York, New York

APPENDIX A
FORM OF PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 5, 2014

PROXY

NORTHSTAR REALTY FINANCE CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTHSTAR REALTY FINANCE CORP.

The undersigned stockholder of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), hereby appoints David T. Hamamoto, Albert Tylis and Ronald J. Lieberman, and each of them, as proxies for the undersigned, each with the full power of substitution, and hereby authorizes them to attend the Annual Meeting of Stockholders of the Company to be held on September 5, 2014 at 10:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, 4th Floor, Apartment South, New York, New York 10022, and any postponements or adjournments thereof, to vote all of the shares of common stock of the Company, which the undersigned would be entitled to vote if personally present thereat and to exercise all of the powers that the undersigned would have if personally present thereat.

The votes entitled to be cast by the undersigned will be cast in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be cast "FOR" each of the nominees for director listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NORTHSTAR REALTY FINANCE CORP.

September 5, 2014

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, annual report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/19495/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20530300000000001000 0 090514

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of individuals nominated by our Board of Directors to serve on our Board of Directors until the 2015 annual meeting of stockholders and until their successors are duly elected and qualified.

NOMINEES

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

○ David T. Hamamoto
○ Judith A. Hannaway
○ Wesley D. Minami
○ Louis J. Paglia
○ Charles W. Schoenherr

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box to the right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
Proposal 2.	Adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation as more particularly described in the Proxy Statement.	☐	☐	☐
Proposal 3.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

Proposal 4. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

This proxy, when properly executed, will be voted in the manner directed above. If this proxy is executed but no instruction is given, this proxy will be voted "FOR" all nominees listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of NorthStar Realty Finance Corp.'s Annual Report to Stockholders for the fiscal year ended December 31, 2013 and the accompanying Notice of Annual Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: This proxy must be signed exactly as the name appears on the records of the Company. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a company, partnership or other entity, please sign full company, partnership or other entity name by a duly authorized officer or partner, giving full title as such under signature.